UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

HENNESSY CAPITAL ACQUISITION CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Not applicable

(2)	Aggregate number of securities to which transaction applies: Not applicable

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not applicable

(4)	Proposed maximum aggregate value of transaction: $255,000(1)

(5)	Total fee paid: $32,844(2)

☒	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[1]

Our estimate of the transaction value is based on the following estimated values: (i) $140.0 million in cash consideration and (ii) 11.5 million shares of Hennessy Capital common stock valued at $10.00 per share.

[2]	The amount is the product of $255.0 million multiplied by the SEC’s filing fee of $128.80 per million.

HENNESSY CAPITAL ACQUISITION CORP.

700 Louisiana Street, Suite 900

Houston, Texas 77002

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

AMENDMENT TO PURCHASE AGREEMENT—YOUR VOTE IS VERY IMPORTANT

February 10, 2015

Dear Hennessy Capital Acquisition Corp. Stockholders:

On January 21, 2015, we mailed to you a definitive proxy statement dated January 20, 2015 (the “Definitive Proxy Statement”) relating to the special meeting in lieu of the 2015 annual meeting of stockholders (the “special meeting”) of Hennessy Capital Acquisition Corp., a Delaware corporation (“we,” “us,” “our,” “Hennessy Capital” or the “Company”), to consider and vote upon a proposal, among others, to approve a purchase agreement, dated as of September 21, 2014, as it may be amended (the “Purchase Agreement”), by and between the Company and The Traxis Group B.V., a limited liability company existing under the laws of the Netherlands (“Seller”), which is majority owned by funds affiliated with Cerberus Capital Management, L.P., and the transactions contemplated thereby, which provides for the acquisition by the Company from Seller of all of the outstanding capital stock of School Bus Holdings Inc. (“SBH”), which, through its subsidiaries, conducts its business under the “Blue Bird” name (the “Business Combination”). Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the special meeting.

On February 10, 2015, the Company, Hennessy Capital Partners I LLC, which we refer to as our “Sponsor,” and Seller entered into an amendment to the Purchase Agreement (the “Amendment”), pursuant to which the Company and Seller agreed to reduce the aggregate equity purchase price for the Business Combination from $255.0 million to $220.0 million (the “Total Purchase Price”). As a result of the Amendment, Seller will receive 3.5 million less shares of Hennessy Capital common stock in the Business Combination. On the same date, our Sponsor, the Company and Seller entered into a letter agreement (the “Founder Share Cancellation Agreement”), which provides for the forfeiture by our initial stockholders of 1.9 million shares of Hennessy Capital common stock issued prior to our initial public offering, which we refer to as “founder shares,” upon closing of the Business Combination. The effect of the Amendment and the founder share forfeitures contemplated by the Founder Share Cancellation Agreement, taken together, is to reduce the pro forma outstanding common share count by 5.4 million shares from 27,087,500 (as disclosed in the Definitive Proxy Statement) to 21,687,500 (after giving effect to the Business Combination and certain warrant exchanges described in the Definitive Proxy Statement, but excluding any common shares underlying the Series A Convertible Preferred Stock to be issued by the Company in connection with the Business Combination and the Company’s unexchanged warrants). The cash consideration payable to Seller in the Business Combination remains unchanged.

The Total Purchase Price is payable partially in cash (the “Cash Component”) and partially in our common stock (the “Equity Component”). Pursuant to the Purchase Agreement, as amended by the Amendment, the Total Purchase Price is payable as follows:

•

The Cash Component represents the cash we will have available to pay the Total Purchase Price. The Cash Component will equal (i) the dollar amount remaining in our trust account after redemptions as described in the Definitive Proxy Statement, plus (ii) the amount raised pursuant to the PIPE Investment (as defined in the Definitive Proxy Statement), expected to be $40.0 million (which amount has already been subscribed), but subject to possible increase up to $50.0 million, plus (iii) the amount raised if we conduct a private placement pursuant to the Backstop Commitment (as defined in the Definitive Proxy Statement) minus (iv) our expenses incurred in connection with the Business Combination; and

•	The Equity Component will equal 8.0 million shares of our common stock, subject to the following:

•	if the Cash Component is greater than $140.0 million, the Equity Component will be reduced by one share of common stock for each $10.00 of such excess; and

•

if the Cash Component is less than $140.0 million, the Equity Component will be increased by one share of common stock for each $10.00 of such shortfall, provided that if the amount of the Cash Component is less than $100.0 million, Seller may, at its option, terminate the Purchase Agreement.

If the Cash Component is less than $100.0 million and Seller does not elect to terminate the Purchase Agreement, the Equity Component will equal 12.0 million shares, plus one share of common stock for each $10.00 of the shortfall from $100.0 million to the actual amount of the Cash Component. In addition, if Seller does not elect to terminate the Purchase Agreement in this circumstance, Seller and the Sponsor have reached an agreement in principle whereby the Sponsor would be required to make certain cash payments to Seller during the period following the expiration of Seller’s 180-day post-closing lock-up agreement and ending on the first anniversary of the closing of the Business Combination, in an amount not to exceed the market value of 600,000 founder shares in the aggregate.

The Equity Component will be payable solely to Seller. Upon consummation of the Business Combination, 13.6% of the Cash Component will be payable to certain directors, officers and employees of Blue Bird who are participants in SBH’s phantom award plan (collectively, the “Phantom Plan Participants”) and the balance of the Cash Component will be payable to Seller. It is anticipated that, following completion of the Business Combination and if there are no redemptions, Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of 63.1% of the Company, and Seller will own 36.9% of our outstanding common stock. These percentages are calculated based on a number of assumptions (as described in the accompanying Proxy Supplement) and are subject to adjustment in accordance with the terms of the Purchase Agreement. A copy of the Amendment is attached to the accompanying Proxy Supplement as Annex A.

Accompanying this letter is a supplement (the “Proxy Supplement”) to the Definitive Proxy Statement containing additional information regarding, among other things, (i) the background of events and discussions leading up to the Company’s decision to enter into the Amendment and the Founder Share Cancellation Agreement, (ii) the description of the Amendment and the Founder Share Cancellation Agreement and the impact that those agreements will have on the Purchase Agreement and the transactions contemplated thereby, and (iii) the impact that the reduction of the Equity Component issuable to Seller and the forfeiture of 1.9 million founder shares upon closing of the Business Combination will have upon the unaudited pro forma financial statements as presented in the Definitive Proxy Statement.

The special meeting was originally scheduled for February 9, 2015. In light of the changes to the terms of the Business Combination resulting from the Amendment and the Founder Share Cancellation Agreement, and in order to provide additional time for consideration of these changes, the special meeting has been postponed to Friday, February 20, 2015, at 9:00 a.m., Eastern time, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019. The record date for the special meeting has not changed as a result of the Amendment and remains fixed at January 2, 2015 (the “Record Date”). This means that only holders of Hennessy Capital common stock as of the Record Date are entitled to vote at the special meeting. The deadline for public stockholders to exercise redemption rights with respect to shares of Hennessy Capital common stock, and to revoke any prior exercise of redemption rights unless we consent to a further extension, has been extended to 5:00 p.m., Eastern time on February 18, 2015 (two business days before the special meeting). See “How do I exercise my redemption rights?” and “If I have already exercised my redemption rights and now wish to revoke my redemption rights, how do I revoke my redemption rights?” below. The additional proposals for the special meeting contained in the Definitive Proxy Statement are unchanged by the Amendment.

Your vote is very important. The Company cannot complete the acquisition of all of the outstanding capital stock of SBH unless the Business Combination Proposal receives the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the special meeting.

After careful consideration, our board of directors has unanimously approved and adopted the Purchase Agreement, as amended by the Amendment, and unanimously recommends that our stockholders vote FOR adoption and approval of the Business Combination and FOR all other proposals presented to our stockholders in the Definitive Proxy Statement. When you consider the board recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section of the accompanying Proxy Supplement entitled “Supplemental Information to Proxy Statement—Certain Benefits of Hennessy Capital’s Directors and Officers and Others in the Business Combination.”

If you have not previously submitted a proxy card, please vote your shares as soon as possible by completing, signing, dating and returning the proxy card that was enclosed with the Definitive Proxy Statement. For your convenience, we have also enclosed the proxy card with the Proxy Supplement.

If you have already delivered a properly executed proxy card regarding the Business Combination Proposal, you do not need to do anything unless you wish to change your vote. If you are a registered holder and you wish to revoke or change your prior voting instruction, you may revoke or change it at any time before the special meeting or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•

you may notify Daniel J. Hennessy, the Company’s Chairman and Chief Executive Officer, by telephone at (713) 300-8242, by email at dhennessy@hennessycapllc.com or in writing to c/o Hennessy Capital Acquisition Corp., 700 Louisiana Street, Suite 900 Houston, Texas 77002 before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

If your shares are held in “street name” by your bank, brokerage firm or other nominee, and if you have already provided instructions to your nominee but wish to change those instructions, you should provide new instructions following the procedures provided by your nominee.

Please read the Proxy Supplement carefully and in its entirety together with the Definitive Proxy Statement, which was previously mailed to you, before voting, including the disclosure contained in the sections entitled “Update to Risk Factors” beginning on page 21 of the accompanying Proxy Supplement and “Risk Factors” beginning on page 56 of the Definitive Proxy Statement. To the extent that any information contained in the Proxy Supplement is inconsistent with the information contained in the Definitive Proxy Statement, the Proxy Supplement shall be deemed to have superseded the Definitive Proxy Statement.

If you have questions about the proposals or if you need additional copies of the Proxy Supplement, Definitive Proxy Statement or proxy card, you should contact: Daniel J. Hennessy, Chairman and Chief Executive Officer, 700 Louisiana Street, Suite 900, Houston, Texas 77002, Tel: (713) 300-8242, Email: dhennessy@hennessycapllc.com. You may also contact our proxy solicitor at: Morrow & Co., LLC, 470 West Avenue, Stamford CT 06902, Tel: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, Email: hennessy.info@morrowco.com.

Sincerely,

Daniel J. Hennessy

Chairman of the Board and Chief Executive Officer

The Proxy Supplement is dated February 10, 2015, and is first being mailed to stockholders of the Company on or about February 10, 2015.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE DEFINITIVE PROXY STATEMENT (AS MODIFIED BY THE ACCOMPANYING PROXY SUPPLEMENT), PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE DEFINITIVE PROXY STATEMENT (AS MODIFIED BY THE ACCOMPANYING PROXY SUPPLEMENT). ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

INTRODUCTION

On February 10, 2015, Hennessy Capital Acquisition Corp., a Delaware corporation (“we,” “us,” “our,” “Hennessy Capital” or the “Company”) entered into an amendment (the “Amendment”) to the purchase agreement, dated as of September 21, 2014, as it may be amended (the “Purchase Agreement”), by and among the Company, Hennessy Capital Partners I LLC, a Delaware limited liability company (our “Sponsor”), and The Traxis Group B.V., a limited liability company existing under the laws of the Netherlands (“Seller”), which is majority owned by funds affiliated with Cerberus Capital Management, L.P. The transactions contemplated thereby provide for the acquisition by the Company from Seller of all of the outstanding capital stock of School Bus Holdings Inc. (“SBH”), which, through its subsidiaries, conducts its business under the “Blue Bird” name (the “Business Combination”). The terms of the Amendment provide for a reduction of the aggregate equity purchase price for the Business Combination from $255.0 million to $220.0 million (the “Total Purchase Price”). As a result of the Amendment, Seller will receive 3.5 million less shares of Hennessy Capital common stock in the Business Combination, a decrease ranging from 22.6% (assuming redemptions of 4.0 million shares) to 30.4% (assuming no redemptions). The cash consideration payable to Seller in the Business Combination remains unchanged. A copy of the Amendment is attached to this Proxy Supplement (as defined below) as Annex A.

On February 10, 2015, our Sponsor, the Company and Seller entered into a letter agreement (the “Founder Share Cancellation Agreement”), which provides for the forfeiture by our initial stockholders, upon closing of the Business Combination, of 1,900,000 shares of Hennessy Capital common stock issued prior to our initial public offering (“founder shares”), including all 718,750 “founder earnout shares” (which are subject to forfeiture in certain circumstances as described in the Definitive Proxy Statement). The founder share forfeitures contemplated by the Founder Share Cancellation Agreement will result in an approximately 66% decrease in the number of founder shares outstanding from 2,875,000 to 975,000 upon closing of the Business Combination. A copy of the Founder Share Cancellation Agreement is attached to this Proxy Supplement as Annex B.

The effect of the 5.4 million share reduction resulting from the Amendment and the founder share forfeitures contemplated by the Founder Share Cancellation Agreement, taken together, is to reduce the pro forma outstanding common share count by approximately 20%, from 27,087,500 (as disclosed in the Definitive Proxy Statement) to 21,687,500 (after giving effect to the Business Combination and the Company’s previously announced Public Warrant Exchange Offer and Sponsor Warrant Exchange, but excluding any common shares underlying the Series A Convertible Preferred Stock to be issued by the Company in connection with the Business Combination and the Company’s unexchanged warrants).

The Total Purchase Price is payable partially in cash (the “Cash Component”) and partially in our common stock (the “Equity Component”). Pursuant to the Purchase Agreement, as amended by the Amendment, the Total Purchase Price is payable as follows:

•

The Cash Component represents the cash we will have available to pay the Total Purchase Price. The Cash Component will equal (i) the dollar amount remaining in our trust account after redemptions as described in the Definitive Proxy Statement, plus (ii) the amount raised pursuant to the PIPE Investment (as defined in the Definitive Proxy Statement), expected to be $40.0 million (which amount has already been subscribed), but subject to possible increase up to $50.0 million, plus (iii) the amount raised if we conduct a private placement pursuant to the Backstop Commitment (as defined in the Definitive Proxy Statement) minus (iv) our expenses incurred in connection with the Business Combination; and

•	The Equity Component will equal 8.0 million shares of our common stock, subject to the following:

•	if the Cash Component is greater than $140.0 million, the Equity Component will be reduced by one share of common stock for each $10.00 of such excess; and

•

if the Cash Component is less than $140.0 million, the Equity Component will be increased by one share of common stock for each $10.00 of such shortfall, provided that if the amount of the Cash Component is less than $100.0 million, Seller may, at its option, terminate the Purchase Agreement.

If the Cash Component is less than $100.0 million and Seller does not elect to terminate the Purchase Agreement, the Equity Component will equal 12.0 million shares, plus one share of common stock for each $10.00 of the shortfall from $100.0 million to the actual amount of the Cash Component. In addition, if Seller does not elect to terminate the Purchase Agreement in this circumstance, Seller and the Sponsor have reached an agreement in principle whereby the Sponsor would be required to make certain cash payments to Seller during the period following the expiration of Seller’s 180-day post-closing lock-up agreement and ending on the first anniversary of the closing of the Business Combination, in an amount not to exceed the market value of 600,000 founder shares in the aggregate.

The Equity Component will be payable solely to Seller. Upon consummation of the Business Combination, 13.6% of the Cash Component will be payable to certain directors, officers and employees of Blue Bird who are participants in SBH’s 2007 phantom award plan (collectively, the “Phantom Plan Participants”) and the balance of the Cash Component will be payable to Seller. SBH’s phantom award plan was originally effective in 2007. Cash paid to the Phantom Plan Participants in connection with the Business Combination will reduce the cash that otherwise would be payable to Seller. Any future payments made pursuant to the phantom award plan (and related employer taxes) will be borne by Seller and not by the Company (although the Company may process such payments through its payroll system). It is anticipated that, following completion of the Business Combination and if there are no redemptions, Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of 63.1% of the Company, and Seller will own 36.9% of our outstanding common stock. These percentages are calculated based on a number of assumptions (as described in the section captioned “Supplemental Information to Proxy Statement—Total Shares of Hennessy Capital Common Stock to be Issued in the Business Combination”) and are subject to adjustment in accordance with the terms of the Purchase Agreement. A copy of the Amendment is attached as Annex A.

The Cash Component will be funded through a combination of cash held in our trust account and the proceeds from the expected sale of $40.0 million (subject to possible increase up to $50.0 million) of our preferred stock in a private placement to the PIPE Investment Investor (as defined in the Definitive Proxy Statement) (the “PIPE Investment”), as further discussed in the Definitive Proxy Statement. A total of $40.0 million of the PIPE Investment has already been subscribed. Additionally, we have received commitments from the Backstop Commitment Investor (as defined in the Definitive Proxy Statement) pursuant to which it has agreed to purchase up to $10.0 million of our common stock through (i) open market or privately negotiated transactions with third parties, (ii) a private placement with consummation to occur concurrently with that of the Business Combination, or (iii) a combination thereof, in order to ensure sufficient funds to finance the Cash Component (the “Backstop Commitment”).

This supplement (this “Proxy Supplement”) is first being mailed to stockholders of the Company on or about February 10, 2015 to supplement the definitive proxy statement dated January 20, 2015 (the “Definitive Proxy Statement”) filed by Hennessy Capital with the U.S. Securities and Exchange Commission (the “SEC”) and mailed to stockholders on January 21, 2015.

This Proxy Supplement provides information about the amended transaction and updates the Definitive Proxy Statement. The information provided in the Definitive Proxy Statement previously mailed to stockholders on January 21, 2015 continues to apply, except as described in this Proxy Supplement. To the extent information in this Proxy Supplement differs from, updates or conflicts with information contained in the Definitive Proxy Statement, the information contained in this Proxy Supplement is the more current information.

If you need additional copies of this Proxy Supplement, Definitive Proxy Statement or proxy card, you may obtain it free of charge from the Company by contacting: Daniel J. Hennessy, Chairman and Chief Executive Officer, 700 Louisiana Street, Suite 900, Houston, Texas 77002, Tel: (713) 300-8242, Email: dhennessy@hennessycapllc.com. You may also contact our proxy solicitor at: Morrow & Co., LLC, 470 West Avenue, Stamford CT 06902, Tel: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, Email: hennessy.info@morrowco.com. The Definitive Proxy and this Proxy Supplement are also available from the SEC’s website at http://www.sec.gov. See “Where You Can Find More Information” below.

UPDATE TO QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS

The following questions and answers are intended to address briefly some common anticipated questions regarding the Amendment, the Founder Share Cancellation Agreement and this Proxy Supplement. These questions and answers do not address all questions that may be important to the stockholders of Hennessy Capital. Stockholders of Hennessy Capital should refer to the more detailed information contained in the Definitive Proxy Statement or elsewhere in this Proxy Supplement, including the text of the Amendment and the Founder Share Cancellation Agreement attached hereto as Annexes A and B, respectively.

Q:	Why is Hennessy Capital sending this Proxy Supplement to its stockholders?

A:	On February 10, 2015, the Company entered into the Amendment to the Purchase Agreement and the Founder Share Cancellation Agreement. This Proxy Supplement provides information regarding the Amendment and the Founder Share Cancellation Agreement and the impact that those agreements will have on the Purchase Agreement and the transactions contemplated thereby, and updates the Definitive Proxy Statement.

Q.	Do I still need to read the Definitive Proxy Statement?

A.	Yes. This Proxy Supplement is intended to supplement the Definitive Proxy Statement by providing an update of certain information contained in the Definitive Proxy Statement, particularly information that was included in the Definitive Proxy Statement that has changed as a result of the Amendment and/or the Founder Share Cancellation Agreement. However, this Proxy Supplement does not contain all of the information that you need to know about the proposed Business Combination, and we urge you to read the Definitive Proxy Statement in conjunction with this Proxy Supplement, all of the annexes thereto and hereto, and the other documents to which we refer you.

Q:	Has the record date or agenda for the special meeting changed?

A:	No. Holders of our common stock on January 2, 2015 (the “Record Date”) are entitled to vote at the special meeting. The agenda for the special meeting of Hennessy Capital stockholders has not been changed.

Q:	Has the date and time of the special meeting of stockholders changed?

A:	Yes. In order for Hennessy Capital stockholders to have additional time to review the changes to the terms of the Business Combination resulting from the Amendment and the Founder Share Cancellation Agreement, the special meeting has been postponed to Friday, February 20, 2015, at 9:00 a.m., Eastern time, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019. Holders of our common stock on the Record Date are entitled to vote at the special meeting. The deadline to exercise redemption rights for Hennessy Capital common stock, and to revoke any prior exercise of redemption rights unless we consent to a further extension, has been extended to 5:00 p.m., Eastern time on February 18, 2015 (two business days before the special meeting). See “How do I exercise my redemption rights?” and “If I have already exercised my redemption rights and now wish to revoke my redemption rights, how do I revoke my redemption rights?” below.

Q:	What is the effect of the Amendment to the Purchase Agreement?

A:

The Amendment to the Purchase Agreement reduces the Total Purchase Price from $255.0 million to $220.0 million payable to Seller for all of the outstanding capital stock of SBH. As a result of the Amendment, Seller will receive 3.5 million less shares of Hennessy Capital common stock in the Business Combination, a decrease ranging from 22.6% (assuming the redemption of 4.0 million shares) to 30.4% (assuming no redemptions). The cash consideration payable to Seller in the Business Combination remains unchanged. See “Supplemental Information to Proxy Statement—Description of the Purchase Agreement Amendment” below.

Q:	What is the Founder Share Cancellation Agreement?

A:	Concurrently with the execution of the Amendment, we entered into the Founder Share Cancellation Agreement, which provides for the forfeiture by our initial stockholders, upon closing of the Business Combination, of 1,900,000 founder shares (including all 718,750 founder earnout shares) of Hennessy Capital common stock, thereby reducing the number of founder shares outstanding from 2,875,000 to 975,000, or approximately 66%, upon closing of the Business Combination. See “Description of the Founder Share Cancellation Agreement” below.

Q:	What terms of the Business Combination changed as a result of the Amendment and the Founder Share Cancellation Agreement?

A.	The Amendment and the Founder Share Cancellation Agreement provide for two primary changes to the terms of the Business Combination:

•

First, the Total Purchase Price for the Business Combination was reduced from $255.0 million to $220.0 million, thereby reducing the total number of shares of Hennessy Capital common stock issuable to Seller in the Business Combination by 3.5 million.

•

Second, our initial stockholders agreed to forfeit 1.9 million shares (including all 718,750 founder earnout shares) of Hennessy Capital common stock upon closing of the Business Combination. Assuming that our Sponsor does not purchase any additional shares of Hennessy Capital common stock, it will hold 1,412,500 shares, rather than 3,312,500 shares, if the Business Combination is completed. Such amounts assume 637,500 shares will be issued to the Sponsor pursuant to the Sponsor Warrant Exchange. Such 1,412,500 founder shares had a market value of $13.7 million based on Hennessy Capital’s closing common stock price of $9.70 per share as of February 9, 2015.

•

Taken together, the effect of the Amendment and the founder share forfeitures contemplated by the Founder Share Cancellation Agreement is to reduce the pro forma outstanding common share count by 5.4 million shares from 27,087,500 (as disclosed in the Definitive Proxy Statement) to 21,687,500 (after giving effect to the Business Combination and the Company’s previously announced Public Warrant Exchange Offer and Sponsor Warrant Exchange, but excluding any common shares underlying the Series A Convertible Preferred Stock to be issued by the Company in connection with the Business Combination and the Company’s unexchanged warrants).

Q:	Why did the parties enter into the Amendment and the Founder Share Cancellation Agreement?

A:

Between January 13, 2015 and January 27, 2015, the Company held meetings with existing Hennessy Capital stockholders and potential new investors. Based on the feedback from such meetings with existing Hennessy Capital stockholders and potential new institutional investors and the advice of Stifel, who has served as a financial advisor to the Company in connection with the Business Combination, in order to increase the level of interest among existing Hennessy Capital stockholders in the Business Combination and among potential new institutional investors in purchasing Hennessy Capital common stock prior to the closing of the Business Combination, and thereby increasing the likelihood that the

Business Combination would be approved, the Company believed that it was in the best interests of both the Company and Seller, and their respective stockholders, to amend the terms of the Business Combination to reduce the number of Hennessy Capital shares being issued to Seller and provide for the forfeiture by our initial stockholders of a portion of the founder shares they acquired prior to Hennessy Capital’s initial public offering.

Q.	Are there changes to any of the other proposals to be acted upon at the special meeting and described in the Definitive Proxy Statement?

A.	No.

Q.	What is the impact of the Business Combination (as amended) on Hennessy Capital’s outstanding common stock?

A.	It is anticipated that, following completion of the Business Combination and if there are no redemptions, Hennessy Capital’s public stockholders will retain an ownership interest of 55.7% in Hennessy Capital and our initial stockholders and affiliates will retain an ownership interest of 7.4% in Hennessy Capital. If Hennessy Capital’s stockholders exercise their redemption rights, the ownership interest in Hennessy Capital of Hennessy Capital’s public stockholders will decrease and the ownership interest in Hennessy Capital of our initial stockholders, including our Sponsor, will remain unchanged. Upon completion of the Business Combination, Hennessy Capital will own 100% of the outstanding capital stock of Blue Bird. These ownership percentages with respect to Hennessy Capital following the Business Combination give effect to the Amendment and assume the issuance of 575,000 shares of Hennessy Capital common stock pursuant to the Public Warrant Exchange Offer, the issuance of 637,500 shares of Hennessy Capital common stock pursuant to the Sponsor Warrant Exchange and the forfeiture by our initial stockholders of 1,900,000 founder shares pursuant to the Founder Share Cancellation Agreement. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Hennessy Capital’s existing stockholders in Hennessy Capital will be different.

The following table illustrates varying ownership levels in Hennessy Capital assuming varying levels of redemptions by Hennessy Capital’s public stockholders:

	Assumed % of Hennessy Capital Public Shares Redeemed (or Proceeds Remaining in Trust Account)
	0% (or $115.0 million in trust)	35% (or $75.0 million in trust)
Hennessy Capital public stockholders	55.7%	37.2%
Hennessy Capital founders*	7.4%	7.4%

*	Includes 200,000 founder shares transferred from our Sponsor to our independent directors and officers subsequent to the IPO.

If the aggregate amount of cash available to pay the Cash Component is less than $140.0 million, the Equity Component will be increased by one share of common stock for each $10.00 of such shortfall, provided that if the amount of the Cash Component is less than $100.0 million, Seller may, at its option, terminate the Purchase Agreement. If the Cash Component is less than $100.0 million and Seller does not elect to terminate the Purchase Agreement, the Equity Component will equal 12.0 million shares, plus one share of common stock for each $10.00 of the shortfall from $100.0 million to the actual amount of the Cash Component. In addition, if Seller does not elect to terminate the Purchase Agreement in this circumstance, Seller and the Sponsor have reached an agreement in principle whereby the Sponsor would be required to make certain cash payments to Seller during the period following the expiration of Seller’s 180-day post-closing lock-up agreement and ending on the first anniversary of the closing of the Business Combination, in an amount not to exceed the market value of 600,000 founder shares in the aggregate. We anticipate having additional proceeds of up to $40.0 million (subject to possible increase up to $50.0 million) from the sale of Series A Convertible Preferred Stock pursuant to the PIPE Investment to be used to fund the Business Combination; $40.0 million of the PIPE Investment has already been subscribed. Additionally, the Company has entered into the Backstop Commitment pursuant to which the Backstop Commitment Investor has agreed to purchase up to $10.0 million worth of shares of Hennessy Capital common stock through (x) open market or privately negotiated transactions with third parties, at a purchase price of up to $10.00 per share, (y) a private placement to occur concurrently with the consummation of the Business Combination at a purchase price of $10.00 per share, or (z) a combination thereof. To the extent the Backstop Commitment is utilized for a private placement of our common stock or the Series A Convertible Preferred Stock is issued in the PIPE Investment and converted to Hennessy Capital common stock, the ownership percentages of Hennessy Capital’s public stockholders reflected above will decrease as shown below:

	Assumed % of Hennessy Capital Public Shares Redeemed (or Proceeds Remaining in Trust Account)
	0% (or $115.0 million in trust)	35% (or $75.0 million in trust)
Hennessy Capital public stockholders	48.1%	32.2%
Hennessy Capital founders*	6.4%	6.0%
Backstop Commitment Investor**	n/a	4.4%
PIPE Investment Investor***	13.6%	13.6%

*	Includes 200,000 founder shares transferred from our Sponsor to our independent directors and officers subsequent to the IPO.
**	Assumes no private placement pursuant to the Backstop Commitment will be required if 0% of Hennessy Capital public shares are redeemed. If 35% of Hennessy Capital public shares are redeemed, assumes a $10.0 million private placement pursuant to the Backstop Commitment at $10.00 per share, the issuance of 102,750 shares of newly issued Hennessy Capital common stock to the Backstop Commitment Investor, which we refer to as the Utilization Fee Shares, and the forfeiture by our Sponsor, and subsequent cancellation by the Company, of an equivalent amount of 102,750 founder shares. This calculation is being presented for illustrative purposes only, as the private placement pursuant to the Backstop Commitment will not be exercised in full unless the amount of redemptions result in $65 million or less remaining in our trust account. If the Backstop Commitment Investor purchases $10.0 million of Hennessy Capital common stock through open market or privately negotiated transactions with third parties, the ownership percentages reflected in the table above will remain unchanged.
***	Assumes a $40.0 million issuance of Series A Convertible Preferred Stock on an as-converted to common stock basis at an assumed conversion price of $11.75 per share and that no dividends on the Series A Convertible Preferred Stock are paid in-kind. This calculation is being presented for illustrative purposes only, as the terms of the Series A Convertible Preferred Stock restrict holders thereof from converting shares that, after giving effect to the issuance of shares of Hennessy Capital common stock upon such conversion, would result in the number of shares beneficially owned by such holder and its affiliates exceeding 9.99% of the total number of shares of Hennessy Capital common stock then outstanding.

The PIPE Investment and any private placement of common stock made pursuant to the Backstop Commitment are contingent upon stockholder approval of the Business Combination Proposal and consummation of the Business Combination. Any open market or privately negotiated transactions made pursuant to the Backstop Commitment are not contingent on stockholder approval of the Business Combination Proposal. The issuance of 20% or more of our outstanding common stock pursuant to the PIPE Investment and any private placement of common stock made pursuant to the Backstop Commitment are contingent upon stockholder approval of the Nasdaq Proposal and closing of the Business Combination.

Q:	Did Hennessy Capital’s board of directors make a revised determination as to the value of SBH in connection with the renegotiation of the Total Purchase Price?

A:	While they did not identify a specific value for SBH, the Hennessy Capital directors determined that, as a result of the revised aggregate equity purchase price set forth in the Amendment, the fair market value of SBH is still in excess of 80% of the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriter fees and taxes payable on the income earned on the trust account). In addition, as described in the Definitive Proxy Statement, in connection with the Business Combination, the Company’s financial advisor, BMO Capital Markets Corp. (“BMO Capital Markets”) delivered a written opinion, dated September 14, 2014, to our board of directors that, as of September 14, 2014, and subject to and based on the assumptions, factors, limitations and qualifications set forth in such opinion, (i) the Total Purchase Price to be paid by Hennessy Capital in the Business Combination pursuant to the Purchase Agreement was fair to Hennessy Capital, from a financial point of view, and (ii) the enterprise value implied by the various financial analyses BMO Capital Markets conducted in connection with its opinion equaled or exceeded 80% of the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriter fees and taxes payable on the income earned on the trust account). This opinion, dated September 14, 2014, is included in Annex B to the Definitive Proxy Statement.

The Board of Directors of Hennessy Capital did not request that BMO Capital Markets update its fairness opinion (or engage an alternative financial institution to provide a fairness opinion) with respect to the reduced Total Purchase Price to be paid to Seller in the Business Combination pursuant to the Amendment. In reaching this decision, the Board considered several factors, including the fact that the Amendment resulted in a significant reduction in the aggregate equity purchase price for the Business Combination, the Board’s own analysis of SBH in light of its financial performance for fiscal 2014 and outlook for fiscal 2015, as reflected by the financial statements and projections included in the Definitive Proxy Statement, which the Board reviewed together with Stifel, a financial advisor to Hennessy Capital in the Business Combination, and the possible delay in obtaining such opinion.

Q:	How do I exercise my redemption rights?

A:	In order to exercise your redemption rights, you must (i) check the box on the proxy card to elect redemption, (ii) check the box on the proxy card marked “Shareholder Certification”, (iii) affirmatively vote either for or against the Business Combination Proposal and, (iv) prior to 5:00 p.m., Eastern time on February 18, 2015 (two business days before the special meeting), (x) submit a written request to our transfer agent that we redeem your public shares for cash, and (y) deliver your stock to our transfer agent physically or electronically through Depository Trust Company, or DTC. The address of Continental Stock Transfer & Trust Company, our transfer agent, is listed under the question “Who can help answer my questions?” below.

Because of the postponement in the date of the special meeting, you now have until 5:00 p.m., Eastern time on February 18, 2015 (two business days before the special meeting), if you wish to exercise your redemption rights as described above.

Q:	If I have already exercised my redemption rights and now wish to revoke my redemption rights, how do I revoke my redemption rights?

A:

Any demand for redemption, once made, including any exercise of redemption rights prior to the date of this Proxy Supplement, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q.	Is there any change in what happens to Hennessy Capital or Blue Bird if the Business Combination is not completed?

A.	No. If the Business Combination is not completed and Hennessy Capital fails to complete an initial business combination by October 23, 2015 (subject to (a) an automatic three-month extension if we have executed a letter of intent, agreement in principle or definitive agreement for an initial business combination prior to October 23, 2015 and (b) the requirements of law), Hennessy Capital will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders. If the Business Combination is not completed, Blue Bird will continue to operate as a private company wholly-owned by Seller.

Q:	What is the Public Warrant Exchange Offer?

A:	Hennessy Capital has commenced an offer to exchange up to 50% (or 5,750,000) of the public warrants for shares of Hennessy Capital common stock at an exchange ratio of 0.1 of a share of Hennessy Capital common stock per each public warrant validly tendered and not withdrawn (the “Public Warrant Exchange Offer”). In connection with the postponement of the special meeting, the Company announced the extension of the Public Warrant Exchange Offer until 12:00 midnight, New York City time, at the end of the day on February 26, 2015, unless further extended by the Company. The Public Warrant Exchange Offer is conditioned on the consummation of the Business Combination (among other conditions). The purpose of the Public Warrant Exchange Offer is to provide holders of public warrants that may not wish to retain their public warrants following the Business Combination the possibility of receiving a more liquid security and to reduce the potential market overhang on the trading of our common stock created by the significant number of outstanding public warrants.

Q:	What is the Sponsor Warrant Exchange?

A:	Substantially concurrently with the execution of the Purchase Agreement, we entered into the Sponsor Warrant Exchange Letter Agreement, which provides for the exchange of that number of outstanding placement warrants equal to (i) 12,125,000 less (ii) the number of public warrants validly tendered and not withdrawn in the Public Warrant Exchange Offer, in exchange for shares of Hennessy Capital common stock at an exchange ratio of 0.1 of a share of Hennessy Capital common stock per each placement warrant. The Sponsor Warrant Exchange will occur on the eleventh (11th) business day following the expiration of the Public Warrant Exchange Offer. Upon completion of the Public Warrant Exchange Offer and the Sponsor Warrant Exchange, a total of 12,125,000 warrants will be exchanged for a total of 1,212,500 shares of our common stock. The purpose of the Sponsor Warrant Exchange is to reduce the potential market overhang on the trading of our common stock created by the significant number of outstanding placement warrants and the potential dilution to the holders of our common stock that may result from the exercise of the placement warrants.

Q:	How does Hennessy Capital’s Board of Directors recommend that stockholders of Hennessy Capital vote for the acquisition of SBH?

A:	The Board of Directors of Hennessy Capital unanimously recommends that the stockholders of Hennessy Capital vote for Hennessy Capital’s acquisition of SBH on the terms set forth in the Purchase Agreement, as amended by the Amendment.

Q:	What should I do if I have already voted?

A:	If you have already delivered a properly executed proxy card, you do not need to do anything unless you wish to change your vote. If you are a registered holder and you wish to revoke or change your prior voting instruction, you may revoke or change it at any time before the special meeting or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•

you may notify Daniel J. Hennessy, the Company’s Chairman and Chief Executive Officer, by telephone at (713) 300-8242, by email at dhennessy@hennessycapllc.com or in writing to c/o Hennessy Capital Acquisition Corp., 700 Louisiana Street, Suite 900 Houston, Texas 77002 before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

If your shares are held in “street name” by your bank, brokerage firm or other nominee, and if you have already provided instructions to your nominee but wish to change those instructions, you should provide new instructions following the procedures provided by your nominee.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this Proxy Supplement, the Definitive Proxy Statement or the proxy card, you should contact:

Daniel J. Hennessy, Chairman and Chief Executive Officer

700 Louisiana Street, Suite 900

Houston, Texas 77002

Tel: (713) 300-8242

Email: dhennessy@hennessycapllc.com

You may also contact our proxy solicitor at:

Morrow & Co., LLC

470 West Avenue

Stamford CT 06902

Tel: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400

Email: hennessy.info@morrowco.com

To obtain timely delivery, our stockholders must request the materials no later than February 17, 2015.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section herein entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent prior to the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

REVISED SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

After the Business Combination, Blue Bird will maintain its fiscal year end of the Saturday closest to September 30, as opposed to conforming to the fiscal year end of Hennessy Capital of December 31; therefore, the financial information to be included in the Current Report on Form 8-K to be filed by Hennessy Capital within four business days of completing the Business Combination and in subsequent periodic reports may differ from the historical financial statements of Hennessy Capital.

The selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the revised unaudited pro forma condensed combined financial information included elsewhere in this Proxy Supplement.

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination will be accounted for as a “reverse acquisition” since, immediately following completion of the transaction, the stockholder of SBH immediately prior to the Business Combination will have effective control of Blue Bird Corporation, the post-combination company, through its 36.9% ownership interest in the combined entity, assuming no share redemptions (55.3% in the event of the redemption of 4,000,000 shares), its selection of a majority of the board of directors and its designation of all of the senior executive positions. For accounting purposes, SBH will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of SBH (i.e., a capital transaction involving the issuance of stock by Hennessy Capital and payment of cash consideration for the stock of SBH).

The following selected unaudited pro forma condensed combined financial information have been revised to give effect to the revised terms of the Business Combination resulting from the Amendment and the Founder Share Cancellation Agreement and should be considered in place of the information included in the Definitive Proxy Statement under the heading “Selected Unaudited Pro Forma Condensed Combined Financial Information.” The historical consolidated financial information has been adjusted in these unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination and the proposed related financing transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the post-combination company. The unaudited pro forma condensed combined balance sheet is based on the individual historical unaudited condensed balance sheet of Hennessy Capital and the audited consolidated balance sheet of Blue Bird as of September 30, 2014 and September 27, 2014, respectively, and has been prepared to reflect the Business Combination and the proposed related financing transactions as if they occurred on September 27, 2014. The unaudited pro forma condensed combined statement of operations for the year ended September 27, 2014 combines the historical results of operations of Blue Bird for the year ended September 27, 2014 and for Hennessy Capital for the period from September 24, 2013 (inception) to September 30, 2014, giving effect to the Business Combination and the proposed related financing transactions as if they occurred on September 29, 2013.

The unaudited pro forma condensed combined statement of operations information for the year ended September 27, 2014 was derived from Blue Bird’s audited consolidated financial statements for the year ended September 27, 2014 and Hennessy Capital’s unaudited condensed statement of operations for the period from September 24, 2013 (inception) to September 30, 2014, included in the Definitive Proxy Statement.

The pro forma adjustments are based on the information currently available. The assumptions and estimates underlying the pro forma adjustments are described in the section entitled “Revised Unaudited Pro Forma Condensed Combined Financial Information” of this Proxy Supplement. The unaudited pro forma condensed combined statement of operations is not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor is it indicative of the future condensed results of operations of the post-combination company. The selected unaudited pro forma condensed combined financial information below should be read in conjunction with the section entitled “Revised Unaudited Pro Forma Condensed Combined Financial Information” of this Proxy Supplement and the sections of the Definitive Proxy Statement entitled “Blue Bird Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto of Hennessy Capital and Blue Bird included in the Definitive Proxy Statement.

The “no redemption” and “maximum redemption” scenarios are presented in the following pro forma information as follows:

•	Assuming No Redemption: This presentation assumes that no Hennessy Capital stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the trust account; and

•

Assuming Redemption of 4,000,000 shares by holders of Hennessy Capital common stock:    This presentation assumes that Hennessy Capital stockholders exercise their redemption rights with respect to 4,000,000 public shares, which is the maximum number of shares redeemable that would allow us to maintain at least $75.0 million in our trust account. We anticipate having additional gross proceeds of up to $40.0 million (which amount has already been subscribed) from the sale of Series A Convertible Preferred Stock pursuant to the PIPE Investment, to fund the Business Combination. Additionally, the Company has entered into the Backstop Commitment pursuant to which the Backstop Commitment Investor has agreed to purchase up to $10.0 million worth of shares of Hennessy Capital common stock through (x) open market or privately negotiated transactions with third parties, at a purchase price of up to $10.00 per share, (y) a private placement to close concurrently with the closing of the Business Combination at a purchase price of $10.00 per share, or (z) a combination thereof, in order to ensure sufficient funds to consummate the Business Combination. To the extent that a private placement pursuant to the Backstop Commitment is utilized or the Series A Convertible Preferred Stock is issued in the PIPE Investment and converted to Hennessy Capital common stock, the pro forma information presented below will change. Additionally, the Series A Convertible Preferred Stock is convertible into Hennessy Capital common stock at the option of the holder at any time. For further information regarding the pro forma impact of the conversion of Series A Convertible Preferred Stock to Hennessy Capital common stock, refer to note 3 to the unaudited pro forma condensed financial information presented under “Unaudited Pro Forma Condensed Combined Financial Information.”

Substantially concurrently with the execution of the Purchase Agreement, we entered into the Sponsor Warrant Exchange Letter Agreement, which provides for the exchange of that number of outstanding placement warrants equal to (i) 12,125,000 less (ii) the number of public warrants validly tendered and not withdrawn in the Public Warrant Exchange Offer, in exchange for shares of Hennessy Capital common stock at an exchange ratio of 0.1 of a share of Hennessy Capital common stock per each placement warrant. In addition, on January 7, 2015, Hennessy Capital commenced the Public Warrant Exchange Offer, pursuant to which it offered to exchange, subject to certain conditions, up to 50% (or 5,750,000) of the public warrants for shares of Hennessy Capital common stock at an exchange ratio of 0.1 of a share of Hennessy Capital common stock per each public warrant validly tendered and not withdrawn. Upon completion of the Public Warrant Exchange Offer and the Sponsor Warrant Exchange, a total of 12,125,000 warrants will be exchanged for a total of 1,212,500 shares of our common stock.

On February 10, 2015, the Company, our Sponsor and Seller entered into the Amendment, pursuant to which the Company and Seller agreed to reduce the Total Purchase Price from $255.0 million to $220.0 million. On the same date, our Sponsor, the Company and Seller entered into the Founder Share Cancellation Agreement, which provides for the forfeiture by our initial stockholders of 1.9 million founder shares (including all 718,750 founder earnout shares) of Hennessy Capital common stock upon closing of the Business Combination. The effect of the Amendment and the founder share forfeitures contemplated by the Founder Share Cancellation Agreement, taken together, is to reduce the pro forma outstanding common share count by 5.4 million shares from 27,087,500 (as disclosed in the Definitive Proxy Statement) to 21,687,500 (after giving effect to the Business Combination, the Public Warrant Exchange Offer and the Sponsor Warrant Exchange, each as described in the Definitive Proxy Statement, but excluding any common shares underlying the Series A Convertible Preferred Stock to be issued by the Company in connection with the Business Combination and the Company’s unexchanged warrants). The cash consideration payable to Seller in the Business Combination remains unchanged.

	Pro Forma Combined (Assuming No Redemption of Common Stock)	Pro Forma Combined (Assuming Redemption of 4,000,000 Shares of Common Stock)
	(in thousands, except share and per share information)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations—Fiscal Year Ended September 27, 2014
Net sales	$855,735	$855,735
Net income from continuing operations	2,810	2,810
Earnings per share from continuing operations available to common shareholders	$0.13	$0.13
Weighted average shares outstanding—Basic and diluted	21,687,500	21,687,500
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data At September 27, 2014
Total assets	$283,820	$283,820
Total stockholders’ (deficit) equity	(148,629)	(148,629)
Total liabilities and stockholders’ equity	283,820	283,820

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this Proxy Supplement. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for us to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination;

•	the future financial performance of the Company following the Business Combination;

•	changes in the market for Blue Bird products;

•	expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this Proxy Supplement, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in the Definitive Proxy Statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Purchase Agreement;

•

the outcome of any legal proceedings that may be instituted against Blue Bird or Hennessy Capital following announcement of the Amendment regarding the proposed Business Combination and transactions contemplated thereby;

•

the inability to complete the transactions contemplated by the proposed Business Combination due to the failure to obtain approval of the stockholders of Hennessy Capital, or other conditions to closing in the Purchase Agreement;

•	the inability to maintain the listing of the Company’s common stock on Nasdaq following the Business Combination;

•	the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the possibility that Blue Bird or Hennessy Capital may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties indicated in this Proxy Supplement and in the Definitive Proxy Statement, including those under the headings “Update to Risk Factors” herein and “Risk Factors” therein.

UPDATE TO RISK FACTORS

You should carefully consider the risk factors set forth in the Definitive Proxy Statement, together with all of the other information included in the Definitive Proxy Statement and this Proxy Supplement, before you decide how to vote or instruct your vote to be cast. The risk factor set forth below supersedes the corresponding risk factor contained in the Definitive Proxy Statement.

We have received a delisting letter from Nasdaq and there can be no assurance that our securities will continue to be listed on Nasdaq, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

On August 7, 2014, we received a letter from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that the staff of Nasdaq (the “Nasdaq Staff”) does not believe the Company is currently in compliance with Listing Rule 5550(a)(3) (the “Minimum Holders Rule”), which requires the Company to have at least 300 public holders for continued listing on Nasdaq. On September 22, 2014, the Company submitted a plan to Nasdaq to regain compliance with the Minimum Holders Rule and ensure compliance with Nasdaq’s initial listing requirements at closing. On September 30, 2014, the Nasdaq Staff granted the Company an extension until February 3, 2015 to obtain stockholder approval of the Business Combination, consummate the Business Combination and demonstrate compliance with Nasdaq’s initial listing requirements. On February 4, 2015, the Company received a letter from the Nasdaq Staff stating that the Company had failed to consummate the Business Combination by February 3, 2015, and that, accordingly, the Nasdaq Staff has determined to initiate procedures to delist the Company’s securities from Nasdaq, unless the Company appeals such determination on or before February 11, 2015. The Company intends to appeal the Nasdaq Staff’s delisting determination in front of a hearings panel and the Company’s securities will continue to trade on Nasdaq while such appeal is pending. There is no assurance that the Company will be successful in its appeal of the delisting determination. If the panel does not accept our appeal, our securities will likely cease trading on Nasdaq, which may adversely affect the liquidity and trading of our securities.

We are evaluating all potential options to regain compliance with the Minimum Holders Rule and Nasdaq’s initial listing requirements, including approaches designed to enable Blue Bird employees to purchase shares of the combined company following the completion of the Business Combination. We believe (though we cannot provide assurance) that once the Business Combination occurs, we will be in a better position to meet Nasdaq’s listing requirements and anticipate that Blue Bird’s dealers and other business partners, as well as other investors who do not typically invest in special purpose acquisition companies, will have an interest in acquiring shares of our common stock. We cannot provide assurance, however, that the combined company will be able to meet Nasdaq’s listing requirements. If we do not complete the Business Combination, we may not have enough time to consummate an alternative business combination and regain compliance with the Minimum Holders Rule before the Nasdaq Staff determines to delist our securities. If our securities become delisted from Nasdaq for any reason, the liquidity and price of our securities may be adversely affected.

SUPPLEMENTAL INFORMATION TO PROXY STATEMENT

Description of the Purchase Agreement Amendment

The Amendment to the Purchase Agreement entered into by Hennessy Capital, our Sponsor and Seller, in summary, provides as follows below. This summary is qualified by reference to the text of the Amendment attached to this Proxy Supplement as Annex A.

On February 10, 2015, the Company, our Sponsor and Seller entered into the Amendment to the Purchase Agreement, dated as of September 21, 2014. The terms of the Amendment provide for a reduction of the aggregate equity purchase price for the Business Combination from $255.0 million to $220.0 million (the “Total Purchase Price”). As a result of the Amendment, Seller will receive 3.5 million less shares of Hennessy Capital common stock in the Business Combination, a decrease ranging from 22.6% (assuming the redemption of 4.0 million shares) to 30.4% (assuming no redemptions). The cash consideration payable to Seller in the Business Combination remains unchanged.

The Total Purchase Price is payable partially in cash (the “Cash Component”) and partially in our common stock (the “Equity Component”). Pursuant to the Purchase Agreement, as amended by the Amendment, the Total Purchase Price is payable as follows:

•

The Cash Component represents the cash we will have available to pay the Total Purchase Price. The Cash Component will equal (i) the dollar amount remaining in our trust account after redemptions as described in the Definitive Proxy Statement, plus (ii) the amount raised pursuant to the PIPE Investment (as defined in the Definitive Proxy Statement), expected to be $40.0 million (which amount has already been subscribed), but subject to possible increase up to $50.0 million, plus (iii) the amount raised if we conduct a private placement pursuant to the Backstop Commitment (as defined in the Definitive Proxy Statement) minus (iv) our expenses incurred in connection with the Business Combination; and

•	The Equity Component will equal 8.0 million shares of our common stock, subject to the following:

•	if the Cash Component is greater than $140.0 million, the Equity Component will be reduced by one share of common stock for each $10.00 of such excess; and

•

if the Cash Component is less than $140.0 million, the Equity Component will be increased by one share of common stock for each $10.00 of such shortfall, provided that if the amount of the Cash Component is less than $100.0 million, Seller may, at its option, terminate the Purchase Agreement.

If the Cash Component is less than $100.0 million and Seller does not elect to terminate the Purchase Agreement, the Equity Component will equal 12.0 million shares, plus one share of common stock for each $10.00 of the shortfall from $100.0 million to the actual amount of the Cash Component. In addition, if Seller does not elect to terminate the Purchase Agreement in this circumstance, Seller and the Sponsor have reached an agreement in principle whereby the Sponsor would be required to make certain cash payments to Seller during the period following the expiration of Seller’s 180-day post-closing lock-up agreement and ending on the first anniversary of the closing of the Business Combination, in an amount not to exceed the market value of 600,000 founder shares in the aggregate.

In addition, the Amendment provides for an amended and restated form of indemnification agreement for Seller appointees to the Company Board of Directors. Assuming approval of the Director Election Proposal at the special meeting, we will offer such appointees the opportunity to enter into this agreed upon form of indemnification agreement with the Company prior to or concurrent with the closing of the Business Combination.

Description of the Founder Share Cancellation Agreement

The Founder Share Cancellation Agreement entered into by Hennessy Capital, our Sponsor and Seller, in summary, provides as follows below. This summary is qualified by reference to the text of the Founder Share Cancellation Agreement attached to this Proxy Supplement as Annex B.

On February 10, 2015, our Sponsor, the Company and Seller entered into the Founder Share Cancellation Agreement, which provides for the forfeiture by our initial stockholders, upon closing of the Business Combination, of 1,900,000 founder shares, including all 718,750 “founder earnout shares” (which are subject to forfeiture in certain circumstances as described in the Definitive Proxy Statement) and, immediately thereafter, the retirement and cancellation by the Company of all such forfeited shares, upon which such forfeited shares will no longer be issued or outstanding. Our Sponsor has also agreed in the Founder Share Cancellation Agreement that it will not, directly or indirectly, transfer or otherwise dispose of the founder shares to be so forfeited prior to the closing of the Business Combination. The founder share forfeitures contemplated by the Founder Share Cancellation Agreement will result in an approximately 66% decrease in the number of founder shares outstanding from 2,875,000 to 975,000 upon closing of the Business Combination.

The effect of the 5.4 million share reduction resulting from the Amendment and the founder share forfeitures contemplated by the Founder Share Cancellation Agreement, taken together, is to reduce the pro forma outstanding common share count by approximately 20%, from 27,087,500 (as disclosed in the Definitive Proxy Statement) to 21,687,500 (after giving effect to the Business Combination and the Company’s previously announced Public Warrant Exchange Offer and Sponsor Warrant Exchange, but excluding any common shares underlying the Series A Convertible Preferred Stock to be issued by the Company in connection with the Business Combination and the Company’s unexchanged warrants).

As noted above, under the Purchase Agreement, if the Cash Component is less than $100.0 million and Seller does not elect to terminate the Purchase Agreement, the Equity Component will equal 12.0 million shares, plus one share of common stock for each $10.00 of the shortfall from $100.0 million to the actual amount of the Cash Component. We refer to the additional shares that Seller would receive in this circumstance, beyond the shares that Seller would receive if the Cash Component were $100.0 million, as the “Additional Shares.” Seller and the Sponsor have reached an agreement in principle that if the Cash Component is less than $100.0 million and if Seller does not elect to terminate the Purchase Agreement, our Sponsor will obligate itself to make certain cash payments to Seller in the event that Seller sells any of the Additional Shares at a price of less than $10.00 per share during the period following the expiration of Seller’s 180-day post-closing lock-up agreement and ending on the first anniversary of the closing of the Business Combination.

The dollar amount of any such cash payments will equal the lesser of the “Additional Share Shortfall Payment” and the “Cash Cap Amount”, calculated as follows:

•

The “Additional Share Shortfall Payment” shall equal the number of Additional Shares sold by Seller within such twelve month period multiplied by the amount, if any, by which $10.00 exceeds the weighted average per share sales price received by Seller from such sales (the “Average Price”).

•

The “Cash Cap Amount” shall equal the “Closing Number” multiplied by the Average Price. The Closing Number shall equal the lesser of (a) 600,000 and (b) the quotient of (i) the dollar amount by which the Cash Component is less than $100.0 million, divided by (ii) $50.00.

For example, assuming that:

•	the Cash Component is $90.0 million;

•	Seller elects not to terminate the Purchase Agreement; and

•	Seller sells the 1.0 million Additional Shares (calculated as the $10.0 million shortfall in the Cash Component divided by $10.00) for $9.50 per share.

In this instance, (i) the Additional Share Shortfall Payment will equal $500,000 (1.0 million shares multiplied by $0.50), (ii) the Closing Number will equal 200,000 ($10.0 million divided by $50.00), which is less than 600,000 and (iii) the Cash Cap Amount will equal $1,900,000. Thus, the Sponsor would be required to pay Seller $500,000 (the lesser of $500,000 and $1,900,000). In addition, the 12-month post-closing lock-up period applicable to all founder shares will be waived with respect to the 600,000 founder shares that are the subject of such agreement in principle to enable the Sponsor to sell all or a portion of such shares as necessary to make such cash payments to Seller during such period.

Substantially concurrently with the execution of the amendment to the Purchase Agreement, we entered into an amendment to the January 2014 letter agreement by and among our initial stockholders and the Company to provide that any founder earnout shares to be forfeited will be borne solely by our Sponsor and not by any of the other initial stockholders.

Post-Business Combination Ownership of SBH and Hennessy Capital

After the Business Combination, Hennessy Capital will own 100.0% of SBH, and:

•	assuming no redemptions of public shares, (i) our public stockholders and (ii) our initial stockholders and affiliates will own 55.7% and 7.4% of Hennessy Capital, respectively; and

•

assuming redemption by holders of 4,000,000 public shares for cash, (i) our public stockholders and (ii) our initial stockholders and affiliates will own 37.2% and 7.4% of Hennessy Capital, respectively.

Update to Background of the Business Combination

As described in the Definitive Proxy Statement, the terms of the Purchase Agreement are the result of arm’s-length negotiations between representatives of the Company and Seller over an extended period of time. The background of the Business Combination through September 22, 2014 is described in the Definitive Proxy Statement. The discussion below supplements this description.

On January 9, 2015, the Company filed a Current Report on 8-K containing an investor presentation that was to be used by the Company in making presentations to certain existing and potential investors of the Company with respect to the Business Combination.

Between January 13, 2015 and January 27, 2015, the Company and Blue Bird, with the assistance of Stifel, Nicolaus & Company Incorporated (“Stifel”), a financial advisor to the Company in connection with the Business Combination, and Deutsche Bank Securities Inc. (“Deutsche Bank”), the lead underwriter in Hennessy Capital’s IPO with relationships with many of Hennessy Capital’s existing stockholders, held meetings with certain existing and potential investors of the Company with respect to the Business Combination.

Beginning on January 21, 2015, the Company mailed the definitive proxy statement and other relevant documents to Hennessy Capital stockholders as of the January 2, 2015 record date for the special meeting relating to the Business Combination.

During the course of the weekend of January 30 through February 1, 2015, Daniel J. Hennessy, Chairman and Chief Executive Officer of Hennessy Capital, Kevin M. Charlton, President and Chief Operating Officer of Hennessy Capital, and Dev Kapadia, a Managing Director at Cerberus Capital Management, discussed the possibility of restructuring the Business Combination in light of feedback from meetings with certain existing and potential investors of the Company. With the assistance of Stifel and Deutsche Bank, Messrs. Hennessy, Charlton and Kapadia discussed a number of potential alternatives for amending the Purchase Agreement, including a potential reduction in the total pro forma common share count upon closing of the Business Combination through either a reduction in the common stock issuable to Seller upon closing of the Business Combination or forfeitures and/or transfers of Hennessy Capital founder shares or some combination of the foregoing.

On February 1, 2015, the Company held a telephonic meeting with its board of directors to review and discuss a range of possible options for potential alternatives for restructuring the Business Combination and amending the Purchase Agreement. Also in attendance were certain officers of Hennessy Capital and representatives of Stifel and Sidley Austin LLP (“Sidley”), transaction counsel to Hennessy Capital. Stifel updated the board of directors on feedback from the investor meetings, and Mr. Hennessy updated the board on the discussions with Seller and the terms of potential alternatives for amending the Purchase Agreement. Questions were asked and answered of Hennessy Capital’s officers, Stifel and Sidley. After a full discussion, the board authorized Mr. Hennessy to continue negotiating with Seller regarding the terms of the proposed amendment.

Between February 2, 2015 and February 10, 2015, representatives of Hennessy Capital, Seller and Blue Bird and their respective legal counsel and financial advisors met several times telephonically to negotiate and discuss the terms of the Amendment and the Founder Share Cancellation Agreement and related documentation and revise and finalize the disclosures set forth in this Proxy Supplement.

Between February 4 and February 5, 2015, Messrs. Hennessy, Charlton and Kapadia discussed the possibility of further restructuring the Business Combination in light of feedback from meetings with certain existing and potential investors of the Company.

On February 4, 2015, representatives of Sidley, Ellenoff Grossman & Schole LLP, legal counsel to Hennessy Capital in its formation and IPO (“EGS”), Lowenstein Sandler, as SEC counsel to Seller and Blue Bird (“Lowenstein”), and Schulte Roth and Zabel, as transaction counsel to Seller and Blue Bird (“Schulte”), held a telephonic meeting to discuss the proposed revisions to the Definitive Proxy Statement and the timing of preparing, filing and mailing this Proxy Supplement, as well as postponing the special meeting of Hennessy Capital stockholders in order to provide Company stockholders sufficient time to assess the revised terms of the Purchase Agreement prior to the special meeting.

On February 4, 2015, the Company held a telephonic meeting with its board of directors to update directors on ongoing discussions with Seller regarding the terms of the proposed amendment. Mr. Hennessy updated the board on the discussions with certain potential investors and Seller, including a potential proposal as to how the total pro forma common share count reduction would be allocated between a reduction in the common stock issuable to Seller upon closing of the Business Combination, on the one hand, and forfeitures of Hennessy Capital founder shares, on the other hand. Questions were asked and answered of Hennessy Capital’s officers. After a full discussion, the board authorized Mr. Hennessy to continue negotiating with Seller regarding the terms of the proposed amendment.

On February 6, 2015, Messrs. Hennessy, Charlton and Kapadia discussed the possibility of further restructuring the Business Combination in light of feedback from meetings with certain existing and potential investors of the Company. With the assistance of Stifel and Deutsche Bank, Messrs. Hennessy, Charlton and Kapadia developed the proposed general framework to amend the Purchase Agreement, which provided for a 20% decrease in the total pro forma common share count upon closing of the Business Combination through a combination of a reduction in the common stock issuable to Seller upon closing of the Business Combination and forfeiture of Hennessy Capital founder shares. Under the proposed amendment, the Total Purchase Price for the Business Combination would decrease from $255.0 million to $220.0 million (resulting in Seller receiving 3.5 million less shares of our common stock in the Business Combination) and, upon closing of the Business Combination, 1,900,000 founder shares (including all 718,750 founder earnout shares) would be forfeited from our initial stockholders, thereby reducing the number of founder shares outstanding from 2,875,000 to 975,000. The 20% reduction gives effect to the Company’s previously announced Public Warrant Exchange Offer and Sponsor Warrant Exchange, but excludes any common shares underlying the Series A Convertible Preferred Stock to be issued by the Company in connection with the Business Combination and the Company’s unexchanged warrants.

On February 6, 2015, the Company issued a press release announcing the postponement of the special meeting of stockholders from February 9 to February 20, 2015 at 9:00 a.m. Eastern time, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019 and extension of the deadline for Hennessy Capital public stockholders to exercise their redemption rights in connection with the Business Combination to 5:00 p.m., Eastern time on February 18, 2015 (two business days before the special meeting).

On February 9, 2015, Messrs. Hennessy, Charlton and Kapadia discussed a potential mechanism for Sponsor to make certain cash payments to Seller if Seller does not elect to terminate the Purchase Agreement in the event the Cash Component is less than $100.0 million. Also during the evening of February 9, 2015, the Company issued a press release announcing that the parties had reached an agreement in principle on the terms of the proposed amendment to reduce the total pro forma common share count by 5.4 million shares through a decrease in the stock consideration payable to Seller and cancellation of a portion of the outstanding founder shares.

On February 10, 2015, the Hennessy Capital board of directors unanimously approved by written consent the entry by the Company into the Amendment and the Founder Share Cancellation Agreement, and such agreements were executed by the parties later that day.

Considerations of the Board of Directors of Hennessy Capital

On February 4, 2015, the Board of Directors of Hennessy Capital met to discuss the Amendment to the Purchase Agreement, providing for the reduction of the Total Purchase Price of the Business Combination to $220.0 million, and the Founder Share Cancellation Agreement, providing for the forfeiture by our initial stockholders of 1.9 million founder shares (including all 718,750 founder earnout shares) of Hennessy Capital common stock upon closing of the Business Combination.

According to the terms of the Company’s amended and restated certificate of incorporation, the initial business combination entered into by the Company must be with a target business or businesses whose fair market value is at least equal to 80% of the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriter fees and taxes payable on the income earned on the trust account), which, in the case of the Company, is approximately $92.0 million.

Prior to submitting its letter of intent to acquire Blue Bird in June 2014, the Board of Directors of Hennessy Capital had determined that the fair market value of SBH was substantially in excess of $92.0 million. At the February 4, 2015 meeting, our Board of Directors determined that, after taking into account the renegotiated Total Purchase Price of $220.0 million and other terms and conditions of the Amendment and the Founder Share Cancellation Agreement, the fair market value of SBH remained substantially in excess of $92.0 million (or 80% of the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriter fees and taxes payable on the income earned on the trust account)).

As detailed in the Definitive Proxy Statement, in connection with the Business Combination, BMO Capital Markets, the Company’s financial advisor, delivered a written opinion, dated September 14, 2014, to our board of directors that, as of September 14, 2014, and subject to and based on the assumptions, factors, limitations and qualifications set forth in such opinion, (i) the Total Purchase Price to be paid by Hennessy Capital in the Business Combination pursuant to the Purchase Agreement was fair to Hennessy Capital, from a financial point of view, and (ii) the enterprise value implied by the various financial analyses BMO Capital Markets conducted in connection with its opinion equaled or exceeded 80% of the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriter fees and taxes payable on the income earned on the trust account). This opinion, dated September 14, 2014, is included in Annex B to the Definitive Proxy Statement.

The Board of Directors of Hennessy Capital did not request that BMO Capital Markets update its fairness opinion (or engage an alternative financial institution to provide a fairness opinion) with respect to the reduced Total Purchase Price to be paid to Seller in the Business Combination pursuant to the Amendment. In reaching this decision, the Board considered several factors, including the fact that the Amendment resulted in a significant reduction in the aggregate equity purchase price for the Business Combination, the Board’s own analysis of SBH in light of its financial performance for fiscal 2014 and outlook for fiscal 2015, as reflected by the financial statements and projections included in the Definitive Proxy Statement, which the Board reviewed together with Stifel, a financial advisor to Hennessy Capital in the Business Combination, and the possible delay in obtaining such opinion. Stifel will receive a fee of $2.75 million for customary investment banking and financial advisory services related to the Business Combination, payable if and when the Business Combination closes.

In reviewing the proposed Amendment, our board of directors took into account the seasonality that impacts Blue Bird. As noted in the Definitive Proxy Statement, due to school district purchasing patterns, Blue Bird’s revenues are typically highest in its third and fourth fiscal quarters with first quarter revenue typically being the lowest of the year. Working capital is typically a significant use of cash during the first quarter of the fiscal year and a significant source of cash generation during the remainder of the year. We have been advised by Blue Bird management that based on its review to date, which is not yet final, Blue Bird expects its first quarter 2015 revenues, Adjusted EBITDA and earnings to meet or exceed its management plan. Blue Bird management expects first quarter revenues to be ahead of last year’s first quarter primarily as a result of a higher volume of bus sales and growth in parts revenue and expects Adjusted EBITDA to be lower than the first quarter of fiscal 2014 due to customer mix and one-time favorable warranty expenses that benefited the first quarter of fiscal 2014 financial results.

Although Blue Bird management expects to report a net loss for the first quarter of fiscal 2015, such results principally reflect the additional interest expense associated with the additional indebtedness incurred in connection with Blue Bird’s June 2014 dividend recapitalization and Business Combination costs. Significantly, Blue Bird’s management team has advised us that they remain confident in and reaffirm the full-year fiscal 2015 guidance presented in the Definitive Proxy Statement. PricewaterhouseCoopers LLP, Blue Bird’s independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to such preliminary indications on first quarter 2015 financial results. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

On February 10, 2015, the Board of Directors of Hennessy Capital unanimously approved the Amendment to the Purchase Agreement and the Founder Share Cancellation Agreement.

Certain Benefits of Hennessy Capital’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of our board of directors in favor of approval of the Business Combination, you should keep in mind that our board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	the exchange by our Sponsor of up to 12,125,000 of the outstanding placement warrants for up to 1,212,500 shares of our common stock, contingent upon the consummation of the Business Combination;

•

the fact that our Sponsor and our independent directors paid an aggregate of $6,087,500 for their founder shares and placement warrants and such securities should have a significantly higher value at the time of the Business Combination;

•

if Hennessy Capital is unable to complete a business combination within the required time period, our Chief Executive Officer will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Hennessy Capital for services rendered or contracted for or products sold to Hennessy Capital, but only if such a vendor or target business has not executed such a waiver of claims against the trust account and except as to any claims under our indemnity of the underwriters;

•	the continuation of two of our five existing directors as directors of the post-combination company; and

•	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

The interests of the directors and officers of Hennessy Capital, Seller and our Sponsor in the Business Combination are described in detail in the Definitive Proxy Statement. However, you should note that, as a result of the Founder Share Cancellation Agreement, our initial stockholders and affiliates will forfeit 1,900,000 shares (including all 718,750 founder earnout shares), representing approximately 66% of the currently outstanding founder shares, and hold 1,412,500 shares, rather than 3,312,500 shares, if the Business Combination is completed, assuming that our Sponsor does not purchase any additional shares of Hennessy Capital common stock. Such amounts assume 637,500 shares will be issued to the Sponsor pursuant to the Sponsor Warrant Exchange. Such 1,412,500 founder shares had a market value of

$13.7 million based on Hennessy Capital’s closing common stock price of $9.70 per share as of February 9, 2015.

Total Shares of Hennessy Capital Common Stock to be Issued in the Business Combination

It is anticipated that, following completion of the Business Combination and if there are no redemptions, Hennessy Capital’s public stockholders will retain an ownership interest of 55.7% in Hennessy Capital and our initial stockholders and affiliates will retain an ownership interest of 7.4% in Hennessy Capital, assuming none of Hennessy Capital’s stockholders exercise their redemption rights. If Hennessy Capital’s stockholders exercise their redemption rights, the ownership interest in Hennessy Capital of Hennessy Capital’s public stockholders will decrease and the ownership interest in Hennessy Capital of our initial stockholders and affiliates will remain unchanged. To the extent that there are redemptions of Hennessy Capital common stock covering 4,000,000 shares, which we believe would leave $100.0 million in our trust account, Hennessy Capital’s public stockholders will retain an ownership interest of 37.2% and our initial stockholders and affiliates will retain an ownership interest of 7.4%. The ownership percentages with respect to Hennessy Capital following the Business Combination give effect to the Amendment and (a) assume the issuance of 575,000 shares of Hennessy Capital common stock pursuant to the Public Warrant Exchange Offer, the issuance of 637,500 shares of Hennessy Capital common stock pursuant to the Sponsor Warrant Exchange and the forfeiture by our initial stockholders of 1,900,000 founder shares pursuant to the Founder Share Cancellation Agreement and (b) do not take into account (i) the issuance of any shares upon completion of the Business Combination under the Company’s proposed 2015 Omnibus Equity Incentive Plan, (ii) the issuance of any shares of Hennessy Capital preferred stock convertible into shares of Hennessy Capital common stock, (iii) the issuance of any shares pursuant to the Backstop Commitment or, (iv) any or all of the 11,500,000 warrants to purchase up to a total of 5,750,000 shares of Hennessy Capital common stock that will remain outstanding following the Business Combination, the Public Warrant Exchange Offer and the Sponsor Warrant Exchange. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Hennessy Capital’s existing stockholders in Hennessy Capital will be different. To the extent that any of the unexchanged warrants or shares of Series A Convertible Preferred Stock are converted into Hennessy Capital common stock or shares of our common stock are issued pursuant to the proposed Incentive Plan or Backstop Commitment, current stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current stockholders to influence management of the Company through the election of directors following the Business Combination. You should read the following sections of this Proxy Supplement “Update to Questions and Answers about the Proposals for Stockholders—What is the impact of the Business Combination on Hennessy Capital’s public float?” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Sources and Uses for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination assuming 0% redemptions and $115.0 million of cash in our trust account:

Sources		Uses
($ in Millions)
Hennessy Capital Cash	$115	Cash Component	$140
Convertible preferred stock	40	Reinvestment of Existing Stockholder’s Equity	80
Reinvestment of Existing Stockholder’s Equity	80	Transaction Expenses	25
Cash from Blue Bird’s Balance Sheet	10

Total Sources	$245	Total Uses	$245

The following table summarizes the sources and uses for funding the Business Combination assuming 35% redemptions and $75.0 million of cash in our trust account:

Sources		Uses
($ in Millions)
Hennessy Capital Cash	$75	Cash Component	$100
Convertible preferred stock	40	Reinvestment of Existing Stockholder’s Equity	120
Reinvestment of Existing Stockholder’s Equity	120	Transaction Expenses	25
Cash from Blue Bird’s Balance Sheet	10

Total Sources	$245	Total Uses	$245

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding (i) the actual beneficial ownership of our common stock as of the record date (pre-Business Combination) and (ii) expected beneficial ownership of our common stock immediately following consummation of the Business Combination (post-Business Combination), assuming that no public shares of the Company are redeemed, and alternatively 4,000,000 shares of the Company are redeemed, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our current executive officers and directors;

•	each person who will become a named executive officer or director of the Company post-Business Combination; and

•	all executive officers and directors of the Company as a group pre-Business Combination and post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The expected beneficial ownership of our common stock pre-Business Combination is based on 14,375,000 shares of common stock issued and outstanding as of the record date. The expected beneficial ownership percentages set forth in the table below with respect to Hennessy Capital following the Business Combination give effect to the Amendment and (a) assume the issuance of 575,000 shares of Hennessy Capital common stock pursuant to the Public Warrant Exchange Offer, the issuance of 637,500 shares of Hennessy Capital common stock to our Sponsor pursuant to the Sponsor Warrant Exchange and the forfeiture by our initial stockholders of 1,900,000 founder shares pursuant to the Founder Share Cancellation Agreement and (b) do not take into account (i) the issuance of any shares upon completion of the Business Combination under the Incentive Plan, (ii) the issuance of any shares of Hennessy Capital preferred stock convertible into shares of Hennessy Capital common stock, (iii) the issuance of any shares pursuant to the Backstop Commitment or (iv) the 11,500,000 warrants to purchase up to a total of 5,750,000 shares of Hennessy Capital common stock that will remain outstanding following the Business Combination, the Public Warrant Exchange Offer and the Sponsor Warrant Exchange. The shares of Series A Convertible Preferred Stock issuable at closing of the Business Combination pursuant to the PIPE Investment will be convertible, at the holder’s option at any time, initially into 8.5106 shares of Hennessy Capital common stock (assuming a conversion price of approximately $11.75 per share and the absence of in-kind dividends), subject to specified adjustments as set forth in the Certificate of Designations. It is anticipated that, upon conversion of such shares of Series A Convertible Preferred Stock, the PIPE Investment Investor will own more than 5% of the outstanding shares of our common stock. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Hennessy Capital’s existing stockholders in Hennessy Capital will be different.

The expected beneficial ownership of shares of our common stock post-Business Combination assuming none of our public shares are redeemed has been determined based upon the following: (i) no Hennessy Capital stockholder has exercised its redemption rights to receive cash from the trust account in exchange for its shares of Hennessy Capital common stock and we have not issued any additional shares of our common stock and (ii) there will be an aggregate of 21,687,500 shares of our common stock issued and outstanding at closing.

The expected beneficial ownership of shares of our common stock post-Business Combination assuming 4,000,000 public shares have been redeemed has been determined based on the following (i) Hennessy Capital stockholders (other than the stockholders listed in the table below) have exercised their redemption rights with respect to 4,000,000 shares of our common stock and (ii) there will be an aggregate of 21,687,500 shares of our common stock issued and outstanding at closing.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Before the Business Combination		After the Business Combination
	Number of Shares	%	Assuming No Redemption		Assuming Redemption of 4,000,000 Shares
			Number of Shares	%	Number of Shares	%
Name and Address of Beneficial Owners (1)
Hennessy Capital Partners I LLC (our Sponsor) (2)	2,675,000	18.6	1,412,500	6.5	1,412,500	6.5
Daniel J. Hennessy (2)	2,675,000	18.6	1,412,500	6.5	1,412,500	6.5
Bradley Bell (3)	35,000	0.2	35,000	0.2	35,000	0.2
Richard Burns (3)	35,000	0.2	35,000	0.2	35,000	0.2
Kevin M. Charlton (3)	67,000	0.5	67,000	0.3	67,000	0.3
Charles B. Lowrey II (3)	18,000	0.1	18,000	0.1	18,000	0.1
Peter Shea (3)	35,000	0.2	35,000	0.2	35,000	0.2
Davidson Kempner Capital Management LLC (4)	900,000	6.3	900,000	4.1	900,000	4.1
BlueMountain Capital Management, LLC (5)	854,451	5.9	854,451	3.9	854,451	3.9
The Traxis Group B.V. (6)	—	—	8,000,000	36.9	12,000,000	55.3
Phil Horlock	—	—	—	—	—	—
John Kwapis	—	—	—	—	—	—
Phil Tighe	—	—	—	—	—	—
Dale Wendell	—	—	—	—	—
Mike McCurdy	—	—	—	—	—
Paul Yousif	—	—	—	—	—
Gurminder S. Bedi	—	—	—	—	—
Dennis Donovan	—	—	—	—	—
Chan Galbato	—	—	—	—	—
Dev Kapadia	—	—	—	—	—
James Marcotuli	—	—	—	—	—
Alan H. Schumacher	—	—	—	—	—
All directors and officers as a group (Pre-Business Combination) (6 persons)	2,865,000	19.9	1,602,500	7.4	1,602,500	7.4
All directors and officers as a group (Post-Business Combination) (14 persons)	2,742,000	19.1	1,479,500	6.8	1,479,500	6.8

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 700 Louisiana Street, Suite 900, Houston, Texas 77002.
(2)	These shares represent the founder shares held by our Sponsor. Daniel J. Hennessy, our Chairman and Chief Executive Officer, is the sole managing member of Hennessy Capital LLC, the sole managing member of our Sponsor. Consequently, Mr. Hennessy may be deemed the beneficial owner of the founder shares held by our Sponsor and has sole voting and dispositive control over such securities. Mr. Hennessy disclaims beneficial ownership over any securities owned by our Sponsor in which he does not have any pecuniary interest.

(3)	After giving effect to the 1.9 million founder share forfeiture contemplated by the Founder Share Cancellation Agreement, each of Messrs. Bell, Burns, Charlton, Lowrey and Shea may also be deemed the beneficial owner of 59,926, 61,992, 20,664, 20,664 and 51,660, respectively, of the founder shares held by our Sponsor by virtue of their ownership of membership interests in the Sponsor, but each disclaims beneficial ownership of such shares except to the extent of a pecuniary interest therein.
(4)	According to a Schedule 13G filed with the SEC on January 30, 2014, Davidson Kempner Capital Management LLC reported beneficial ownership of an aggregate of 900,000 shares, including shared voting power with certain affiliated entities over all 900,000 shares beneficially owned and shared dispositive power with certain affiliated entities over all 900,000 shares beneficially owned. Davidson Kempner Capital Management LLC acts as investment manager to each such affiliated entity, either directly or by virtue of a sub-advisory agreement with the investment manager of the relevant fund, and is responsible for the voting and investment decisions of each such affiliated entity. Messrs. Thomas L. Kempner, Jr. and Stephen M. Dowicz are managing members of Davidson Kempner Capital Management LLC with voting and dispositive power over the shares held by Davidson Kempner Capital Management LLC and such affiliated entities. The address of the principal business office of each of the foregoing entities and individuals as set forth in such Schedule 13G filing is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022. The Schedule 13G may not reflect current holdings of our common stock.
(5)	According to a Schedule 13G filed with the SEC on February 5, 2015, BlueMountain Capital Management, LLC reported beneficial ownership of an aggregate of 854,451 shares, including shared voting power with certain affiliated entities over all 854,451 shares beneficially owned and shared dispositive power with certain affiliated entities over all 854,451 shares beneficially owned. BlueMountain Capital Management, LLC acts as investment manager to, and exercises investment discretion with respect to the shares directly owned by certain of its affiliates. The address of the principal business office of BlueMountain Capital Management, LLC is 280 Park Avenue, 12th Floor, New York, New York 10017. The Schedule 13G may not reflect current holdings of our common stock.
(6)	Seller is majority owned and controlled by one or more entities under the ultimate direction and control of Stephen Feinberg, and Stephen Feinberg possesses the sole power to vote and the sole power to direct the disposition of the securities of the Company to be acquired by Seller pursuant to the Business Combination. The address of Stephen Feinberg is c/o Cerberus Capital Management, L.P., 875 Third Avenue, New York, New York 10022.

REVISED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

After the Business Combination, Blue Bird expects to maintain its fiscal year end of the Saturday closest to September 30, as opposed to conforming to the fiscal year end of Hennessy Capital of December 31; therefore, the financial information to be included in the Form 8-K to be filed by Hennessy Capital within four business days of completing the Business Combination and in subsequent periodic reports may differ from the historical financial statements of Hennessy Capital.

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination will be accounted for as a “reverse acquisition” since, immediately following completion of the transaction, the stockholder of SBH immediately prior to the Business Combination will have effective control of Blue Bird Corporation, the post-combination company, through its 36.9% ownership interest in the combined entity, assuming no share redemptions (55.3% in the event of the redemption of 4,000,000 shares), its selection of a majority of the board of directors and its designation of all of the senior executive positions. For accounting purposes, SBH will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of SBH (i.e., a capital transaction involving the issuance of stock by Hennessy Capital and payment of cash consideration for the stock of SBH).

The following unaudited pro forma condensed combined financial statements have been revised to give effect to the revised terms of the Business Combination resulting from the Amendment and the Founder Share Cancellation Agreement and should be considered in place of the information included in the Definitive Proxy Statement under the heading “Unaudited Pro Forma Condensed Combined Financial Information.” The historical consolidated financial information has been adjusted in these unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination and the proposed related financing transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the post-combination company. The unaudited pro forma condensed combined balance sheet is based on the individual historical unaudited condensed balance sheet of Hennessy Capital and the audited consolidated balance sheet of Blue Bird as of September 30, 2014 and September 27, 2014, respectively, and has been prepared to reflect the Business Combination and the proposed related financing transactions as if they occurred on September 27, 2014. The unaudited pro forma condensed combined statement of operations for the year ended September 27, 2014 combines the historical results of operations of Blue Bird for the year ended September 27, 2014 and for Hennessy Capital for the period from September 24, 2013 (inception) to September 30, 2014, giving effect to the Business Combination and the proposed related financing transactions as if they occurred on September 29, 2013.

The unaudited pro forma condensed combined statement of operations information for the year ended September 27, 2014 was derived from Blue Bird’s audited consolidated statement of operations for the year ended September 27, 2014 and Hennessy Capital’s unaudited condensed statement of operations for the period September 24, 2013 (inception) to September 30, 2014 included in the Definitive Proxy Statement.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Business Combination and the proposed related financing transactions been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and the sections entitled “Blue Bird Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Hennessy Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto of Hennessy Capital and Blue Bird, included in the Definitive Proxy Statement.

The unaudited pro forma condensed combined financial statements have been prepared using two different levels of redemptions of Hennessy Capital common stock:

•	Assuming No Redemption: This presentation assumes that no Hennessy Capital stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the trust account; and

•

Assuming Redemption of 4,000,000 shares by holders of Hennessy Capital common stock: This presentation assumes that Hennessy Capital stockholders exercise their redemption rights with respect to 4,000,000 public shares, which is the maximum number of shares redeemable that would allow us to maintain at least $75.0 million in our trust account. We anticipate having additional gross proceeds of up to $40.0 million (which amount has already been subscribed) from the sale of Series A Convertible Preferred Stock pursuant to the PIPE Investment, to fund the Business Combination. Additionally, the Company has entered into the Backstop Commitment pursuant to which the Backstop Commitment Investor has agreed to purchase up to $10.0 million worth of shares of Hennessy Capital common stock through (x) open market or privately negotiated transactions with third parties, at a purchase price of up to $10.00 per share, (y) a private placement to occur concurrently with the closing of the Business Combination at a purchase price of $10.00 per share, or (z) a combination thereof, in order to ensure sufficient funds to consummate the Business Combination. To the extent that a private placement pursuant to the Backstop Commitment is utilized or the Series A Convertible Preferred Stock is issued in the PIPE Investment and converted to Hennessy Capital common stock, the pro forma information presented below will change. Additionally, the Series A Convertible Preferred Stock is convertible into Hennessy Capital common stock at the option of the holder at any time. For further information regarding the pro forma impact of the conversion of Series A Convertible Preferred Stock to Hennessy Capital common stock, refer to note 3 to the unaudited pro forma condensed financial information.

Substantially concurrently with the execution of the Purchase Agreement, we entered into the Sponsor Warrant Exchange Letter Agreement, which provides for the exchange of that number of outstanding placement warrants equal to (i) 12,125,000 less (ii) the number of public warrants validly tendered and not withdrawn in the Public Warrant Exchange Offer, in exchange for shares of Hennessy Capital common stock at an exchange ratio of 0.1 of a share of Hennessy Capital common stock per each placement warrant. In addition, on January 7, 2015, Hennessy Capital commenced the Public Warrant Exchange Offer, pursuant to which it offered to exchange, subject to certain conditions, up to 50% (or 5,750,000) of the public warrants for shares of Hennessy Capital common stock at an exchange ratio of 0.1 of a share of Hennessy Capital common stock per each public warrant validly tendered and not withdrawn. Upon completion of the Public Warrant Exchange Offer and the Sponsor Warrant Exchange, a total of 12,125,000 warrants will be exchanged for a total of 1,212,500 shares of our common stock.

On February 10, 2015, the Company, our Sponsor and Seller entered into the Amendment, pursuant to which the Company and Seller agreed to reduce the Total Purchase Price from $255.0 million to $220.0 million. On the same date, our Sponsor, the Company and Seller entered into the Founder Share Cancellation Agreement, which provides for the forfeiture by our initial stockholders of 1.9 million founder shares (including all 718,750 founder earnout shares) of Hennessy Capital common stock upon closing of the Business Combination. The effect of the Amendment and the founder share forfeitures contemplated by the Founder Share Cancellation Agreement, taken together, is to reduce the pro forma outstanding common share count by 5.4 million shares from 27,087,500 (as disclosed in the Definitive Proxy Statement) to 21,687,500 (after giving effect to the Business Combination, the Public Warrant Exchange Offer and the Sponsor Warrant Exchange, each as described in the Definitive Proxy Statement, but excluding any common shares underlying the Series A Convertible Preferred Stock to be issued by the Company in connection with the Business Combination and the Company’s unexchanged warrants). The cash consideration payable to Seller in the Business Combination remains unchanged.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 27, 2014

(in thousands)

	Hennessy Capital Acquisition Corp.	School Bus Holdings Inc. and subsidiaries	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined (Assuming no Redemption of Common Stock)	Pro Forma Adjustments (Assuming Redemption of 4,000,000 Shares of Common Stock)	Footnote Reference	Pro Forma Combined (Assuming Redemption of 4,000,000 Shares of Common Stock)
ASSETS
Current assets:
Cash and cash equivalents	$477	$61,137	$115,000	3a	$52,993	$(40,000)	3f	$52,993
			(140,000)	3a		40,000	3g
			24	3b
			(25,000)	3c
			40,000	3e
			1,355	3i
Accounts receivable, net	—	21,215	—		21,215	—		21,215
Inventories, net	—	71,300	—		71,300	—		71,300
Other current assets	32	4,353	—		4,385	—		4,385
Deferred tax asset	—	6,057	—		6,057	—		6,057

Total current assets	$509	$164,062	$(8,621)		$155,950	—		$155,950
Cash and investments held in trust account	115,024	—	(115,000)	3a	—	—		—
			(24)	3b
Property, plant and equipment, net	—	29,949	—		29,949	—		29,949
Goodwill	—	18,825	—		18,825	—		18,825
Other intangible assets, net	—	62,240	—		62,240	—		62,240
Equity investment in affiliate	—	9,871	—		9,871	—		9,871
Deferred tax asset	—	4,073	—		4,073	—		4,073
Other assets, net	—	2,912	—		2,912	—		2,912

Total long term assets	$115,024	$127,870	$(115,024)		$127,870	$—		$127,870

Total Assets	$115,533	$291,932	$(123,645)		$283,820	$—		$283,820

(continued)

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 27, 2014

(in thousands)

	Hennessy Capital Acquisition Corp.	School Bus Holdings Inc. and subsidiaries	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined (Assuming no Redemption of Common Stock)	Pro Forma Adjustments (Assuming Redemption of 4,000,000 Shares of Common Stock)	Footnote Reference	Pro Forma Combined (Assuming Redemption of 4,000,000 Shares of Common Stock)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,438	$94,294	$(1,607)	3i	$94,125	—		$94,125
Accrued warranty costs —current portion	—	6,594	—		6,594	—		6,594
Accrued expenses	1,804	37,319	(9,914)	3i	29,209	—		29,209
Deferred warranty income	—	4,117	—		4,117	—		4,117
Other current liabilities	—	5,668	—		5,668	—		5,668
Current portion of senior term debt	—	11,750	—		11,750	—		11,750

Total current liabilities	$3,242	$159,742	$(11,521)		$151,463	—		$151,463
Long-term liabilities:
Deferred underwriters’ fee	3,738	—	(3,738)	3c	—	—		—
Long-term debt	—	211,118			211,118	—		211,118
Accrued warranty costs	—	8,965	—		8,965	—		8,965
Deferred warranty income	—	7,886	—		7,886	—		7,886
Other liabilities	—	12,136	—		12,136	—		12,136
Accrued pension liability	—	40,881	—		40,881	—		40,881

Total long-term liabilities	$3,738	$280,986	$(3,738)		$280,986	—		$280,986
Common stock subject to possible redemption	103,553	—	(103,553)	3d	—	—		—
Stockholders’ (deficit) Equity
Preferred stock	—	—	40,000	3e	40,000	—		40,000
Common stock	—	1	1	3a	2	—		2
			(1)	3a
			1	3d
Additional paid-in- capital	8,857	—	79,999	3a	(19,117)	$(40,000)	3f	(22,640)
			(140,000)	3a		40,000	3g
			(79,999)	3a		(3,523)	3h
			(3,857)	3a
			103,552	3d
			12,331	3h
Accumulated deficit	(3,857)	(102,229)	3,857	3a	(122,946)	3,523	3h	(119,423)
			(21,262)	3c
			(12,331)	3h		—
			12,876	3i
Accumulated other comprehensive loss	—	(46,568)	—		(46,568)	—		(46,568)

Total stockholders’ equity (deficit)	$5,000	$(148,796)	$(4,833)		$(148,629)	$—		$(148,629)

Total liabilities and stockholders’ equity	$115,533	$291,932	$(123,645)		$283,820	$—		$283,820

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year Ended September 27, 2014

(in thousands, except share and per share information)

	Hennessy Capital Acquisition Corp.	School Bus Holdings Inc. and subsidiaries	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined (Assuming no Redemption of Common Stock)	Pro Forma Adjustments (Assuming Redemption of 4,000,000 Shares of Common Stock)	Footnote Reference	Pro Forma Combined (Assuming Redemption of 4,000,000 Shares of Common Stock)
Net sales	$—	$855,735	$—		$855,735	$—		$855,735
Cost of goods sold	—	746,362	—		746,362	—		746,362

Gross profit	—	109,373	—		109,373	—		109,373
Operating expenses:
Selling, general and administrative expenses (4b, 4c)	3,881	91,445	(12,876)	4a	82,450			82,450

Operating profit	(3,881)	17,928	12,876		26,923	—		26,923
Interest expense	—	(6,156)	(10,800)	4e	(16,956)	—		(16,956)
Interest income	24	102	(24)	4d	102	—		102
Other income (expense), net	—	72	—		72	—		72

Income (loss) before income taxes	(3,857)	11,946	2,052		10,141			10,141
Income tax benefit (expense)	—	(10,076)	(1,900)	4a	(8,176)			(8,176)
			3,800	4e
Equity in net (loss) of affiliates	—	845	—		845	—		845

Net income from continuing operations	$(3,857)	$2,715	$3,952		$2,810	$—		$2,810

Earnings (loss) per share from continuing operations available to common shareholders	$(1.13)				$0.13			$0.13

Weighted average shares outstanding — Basic and diluted	3,402,000		18,285,500	5a	21,687,500	—	3f,3g	21,687,500

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.    Description of Transaction

Pursuant to the Purchase Agreement, as amended by the Amendment, the Total Purchase Price for the Business Combination is $220.0 million, consisting of the Cash Component and the Equity Component, as follows:

•

The Cash Component represents the cash we will have available to pay the Total Purchase Price. The Cash Component will equal (i) the dollar amount remaining in our trust account after redemptions described herein, plus (ii) the amount raised pursuant to our PIPE Investment, expected to be $40.0 million (which amount has already been subscribed), plus (iii) the amount raised if we conduct a private placement pursuant to the Backstop Commitment, minus (iv) our expenses incurred in connection with the Business Combination; and

•	The Equity Component will equal 8.0 million shares of our common stock, subject to the following:

•	if the Cash Component is greater than $140.0 million, the Equity Component will be reduced by one share of common stock for each $10.00 of such excess; and

•

if the Cash Component is less than $140.0 million, the Equity Component will be increased by one share of common stock for each $10.00 of such shortfall, provided that if the amount of the Cash Component is less than $100.0 million, Seller may, at its option, terminate the Purchase Agreement.

The Equity Component will be payable solely to Seller. Upon consummation of the Business Combination, 13.6% of the Cash Component will be payable to Phantom Plan Participants and the balance of the Cash Component will be payable to Seller. It is anticipated that, following completion of the Business Combination and if there are no redemptions, Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of 63.1% of the Company, and Seller will own 36.9% of our outstanding common stock. These percentages are calculated based on a number of assumptions (as described above) and are subject to adjustment in accordance with the terms of the Purchase Agreement.

2.    Basis of Presentation

The Business Combination will be accounted for as a “reverse acquisition” since, immediately following completion of the transaction, the stockholder of SBH immediately prior to the Business Combination will have effective control of Blue Bird Corporation, the post-combination company, through its 36.9% ownership interest in the combined entity, assuming no share redemptions (or 55.3% in the event of redemptions of 4,000,000 shares) and its selection of a majority of the board of directors and its designation of all of the senior executive positions. For accounting purposes, SBH will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of SBH (i.e., a capital transaction involving the issuance of stock by Hennessy Capital and payment of cash consideration for the stock of SBH payable to the stockholder of SBH and to the Phantom Plan Participants). Accordingly, the consolidated assets, liabilities and results of operations of SBH will become the historical financial statements of Blue Bird Corporation, and Hennessy Capital’s assets, liabilities and results of operations will be consolidated with SBH beginning on the acquisition date. No step-up in basis or intangible assets or goodwill will be recorded in this transaction.

Additionally, since Blue Bird reports its operations on a 52-53 week fiscal year ending on the Saturday closest to September 30, and Hennessy reports its operations on a calendar year, the accompanying unaudited combined pro forma information has been prepared based on Blue Bird’s fiscal year end.

The unaudited pro forma condensed combined balance sheet as of September 27, 2014 was derived from Blue Bird’s audited consolidated balance sheet as of September 27, 2014 and Hennessy Capital’s unaudited condensed balance sheet as of September 30, 2014. The unaudited pro forma condensed combined balance sheet as of September 27, 2014 assumes that the Business Combination and the related proposed financing transactions were completed on September 27, 2014.

The unaudited pro forma condensed combined statement of operations information for the year ended September 27, 2014 was derived from Blue Bird’s audited consolidated statement of operations for the year ended September 27, 2014 and Hennessy Capital’s unaudited condensed statement of operations for the period September 24, 2013 (inception) to September 30, 2014. The unaudited pro forma condensed combined statement of operations for the year ended September 27, 2014 gives pro forma effect to the Business Combination and the related proposed financing transactions as if they had occurred on September 29, 2013.

3.    Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The pro forma adjustments to the unaudited combined pro forma balance sheet consist of the following.

(a)	Reflects the transfer of $115.0 million from Hennessy Capital’s trust account and the payment of the Cash Component of the Total Purchase Price. Pursuant to the Purchase Agreement, the aggregate equity purchase price for the Business Combination is $220.0 million and will consist of (i) $140.0 million in cash payable to Seller and others and (ii) $80.0 million payable in 8,000,000 shares of our common stock issuable to Seller (valued at $10.00 per share), in each case subject to adjustment in accordance with the terms of the Purchase Agreement. If the aggregate amount of cash available to pay the Cash Component is less than $140.0 million, we will be required to issue additional shares of our common stock in an amount equal to the cash shortfall, with each share of our common stock valued at $10.00. If the amount of the Cash Component is less than $100.0 million, Seller may, at its option, terminate the Purchase Agreement. This adjustment also reflects the elimination of Blue Bird’s equity and Hennessy Capital’s retained earnings upon consummation of the Business Combination.

(b)	Reflects the transfer of $24 thousand from Hennessy Capital’s trust account to working capital to pay taxes.

(c)	Reflects the payment of transaction costs associated with the Business Combination, which are estimated to be approximately $25.0 million in total for both parties, which includes $3.7 million of deferred underwriting fees from Hennessy Capital’s IPO which are due upon consummation of the Business Combination.

(d)	Elimination of common stock subject to redemption.

(e)

Represents the issuance of 400,000 shares of Series A Convertible Preferred Stock in the amount of $40.0 million. The Series A Convertible Preferred Stock will be convertible into shares of Hennessy Capital common stock at an assumed conversion price of $11.75. The unaudited pro forma combined balance sheet does not assume conversion of the Series A Convertible Preferred Stock. If the Series A Convertible

Preferred Stock were to be converted into shares of Hennessy Capital common stock, the impact on the unaudited pro forma condensed balance sheet as of September 27, 2014 would be as follows:

	Pro Forma Combined		Adjusted for the conversion
Line item	Assuming No Redemption of Common Stock	Assuming Redemption of 4,000,000 Shares of Common Stock	Assuming No Redemption of Common Stock	Assuming Redemption of 4,000,000 Shares of Common Stock
	(in thousands of dollars)
Convertible preferred stock	$40,000	$40,000	$—	$—
Common stock	$3	$3	$3	$3
Additional paid-in-capital	$(19,117)	$(22,640)	$20,883	$17,360
Stockholders’ deficit	$(148,629)	$(148,629)	$(148,629)	$(148,629)

(f)	In accordance with the terms of the Purchase Agreement, the Business Combination is conditioned upon at least $100.0 million being available to pay the Cash Component immediately after Hennessy Capital’s stockholders exercise their redemption rights. Therefore, the maximum allowable redemption of common shares is assumed to total 4,000,000 shares, which is the number of shares that would result in a $40.0 million reduction in Hennessy Capital’s trust account to $100.0 million, assuming a redemption price of approximately $10.00 per share and receipt of $40.0 million of gross proceeds from the PIPE Investment. The impact of the redemption by Hennessy stockholders is to reduce the remaining cash balance on hand following the Business Combination.

(g)	Reflects $40.0 million less cash and 4,000,000 additional shares of Hennessy Capital common stock Seller would be entitled to receive at closing in the “maximum redemption” scenario as compared to the “no redemption” scenario. Assuming the redemption of 4,000,000 shares of Hennessy Capital common stock, the Cash Component available to pay Seller is expected to be $100.0 million, as compared to $140.0 million in the no redemption scenario. This $40.0 million of additional cash is used to satisfy the redemption price owed to redeeming Hennessy Capital stockholders, as reflected in pro forma adjustment 3f above. In addition, pursuant to the terms of the Purchase Agreement, if the Cash Component is less than $140.0 million, the Equity Component will be increased by one share of common stock for each $10.00 of such shortfall, resulting in 4,000,000 additional shares of Hennessy Capital stock being issuable to Seller at closing in the “maximum redemption” scenario. If the Cash Component is less than $100.0 million and Seller does not elect to terminate the Purchase Agreement, the Equity Component will be increased by one share of common stock for each $10.00 of the shortfall from $140.0 million to the actual amount of the Cash Component. Such additional shares are not reflected in either scenario set forth above.

(h)	Represents the 13.6% portion (approximately $19 million) of the Cash Component of the Total Purchase Price which is assumed to be allocated to Phantom Plan Participants, net of related tax at 35% or approximately $6.6 million. This amount, $19 million, will be charged to selling, general and administrative expenses, and the related taxes will be credited to income tax expense, in the fiscal quarter in which the closing occurs. However, there is no effect on the unaudited pro forma condensed combined statements of operations because this expense is non-recurring.

(i)	Represents an adjustment to transaction costs (estimated to be $25 million, including deferred underwriting costs (see pro forma adjustment 3c above), for costs that Hennessy Capital and Blue Bird have already paid, accrued or included in accounts payable.

(j)	Our initial stockholders have agreed to forfeit 1.9 million founder shares upon consummation of the Business Combination pursuant to the Founder Share Cancellation Agreement. The aggregate amount of the par value of common stock to be forfeited, $190, is rounded down to zero and therefore not separately reflected in the pro forma balance sheet.

4.    Notes and Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The notes and pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

(a)	Elimination of Hennessy Capital’s costs to locate a potential acquisition target, and costs of the Business Combination incurred by both Hennessy Capital and Blue Bird. Also reflects the effect of the portion of such costs that are estimated to be deductible for income taxes at an approximately 35% tax rate.

(b)	As described in Note 10 to the consolidated financial statements of Blue Bird for the year ended September 27, 2014, in June 2014 Blue Bird executed its dividend recapitalization. In connection therewith, Blue Bird borrowed $235 million, paid a dividend to its stockholder equal to $226.8 million and triggered the payment of $24.7 million, and related expense, relating to a Phantom Award Plan. Such unusual expenses relating to compensation are not eliminated from the pro forma statement of operations pursuant to the SEC rules regarding pro forma financial information.

(c)	The Company will incur additional costs in order to satisfy its obligations as a fully reporting public company. The Company estimates these costs to be at least $2.0 million annually in additional public company expenses; however, this estimate has not been reflected as an adjustment to the unaudited pro forma statements of operations.

(d)	Elimination of interest income on the Hennessy Capital trust assets.

(e)	Addition of interest expense on the Credit Agreement, entered into on June 27, 2014, by Blue Bird and certain lenders calling for an aggregate commitment of up to $295.0 million. The interest rate on the borrowing base at closing of the financing on June 27, 2014 was 7.75% and was converted to LIBOR-based funding at a rate of 6.5% on July 1, 2014. Therefore the condensed combined pro forma statements of operations contains an adjustment for approximately $10.8 million, representing 6.5% interest for an additional nine months assuming that the net increase in outstanding long-term debt of approximately $222.0 million at June 28, 2014 was outstanding at September 29, 2013 and adjusting for the related effect on income tax expense using a tax rate of approximately 35%. Each 0.125% change in the interest rate would generate an approximately $290,000 change in interest expense.

5.    Earnings per Share

The pro forma adjustments to the unaudited combined pro forma statement of operations earnings per share consist of the following.

(a)	The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the historic Hennessy Capital weighted average number of shares outstanding of 3,402,000 for the period from September 24, 2013 (inception) to September 30, 2014, adjusted by: (a) 10,973,000, to increase the weighted average share amount to 14,375,000 at September 27, 2014, representing the total number of shares outstanding as of September 27, 2014 inclusive of the shares that would no longer be subject to possible redemption as a result of the Business Combination, (b) 8,000,000 shares estimated to be issued in connection with the Business Combination, (c) 1,212,500 shares to be issued, contingent upon the consummation of the Business Combination, in exchange for 12,125,000 warrants held by our Sponsor and/or the public stockholders and (d) less 1,900,000 founder shares agreed to be forfeited at closing of the Business Combination as follows:

September 27, 2014
Weighted average shares reported	3,402,000

Add: Redeemable/IPO shares	10,973,000
Equity purchase price	8,000,000
Public Warrant Exchange Offer and the Sponsor Warrant Exchange	1,212,500
Subtract: Founder shares forfeited at closing	(1,900,000)

Subtotal Added	18,285,500

Weighted average shares pro forma	21,687,500

Hennessy Capital currently has 23,625,000 warrants to purchase up to a total of 11,812,500 shares. Additionally, the 400,000 shares of Series A Convertible Preferred Stock to be issued will be convertible into 3,404,255 shares of Hennessy Capital common stock. Because the warrants are exercisable and the Series A Convertible Preferred Stock are convertible at per share amounts exceeding the current market price of Hennessy Capital common stock and the approximate per share redemption price of $10.00, the warrants and Series A Convertible Preferred Stock are considered antidilutive and any shares that would be issued upon exercise of the warrants or conversion of the Series A Convertible Preferred Stock are not included in the earnings per share calculations.

REVISED COMPARATIVE PER SHARE INFORMATION

The following table sets forth historical comparative share information for Blue Bird and Hennessy Capital and unaudited pro forma combined share information after giving effect to the Business Combination, assuming (i) that no holders of public shares exercise their redemption rights and (ii) that holders of 4,000,000 public shares exercise their redemption rights. The historical information should be read in conjunction with “Selected Historical Financial Information of Blue Bird” and “Selected Historical Financial Information of Hennessy Capital” included in the Definitive Proxy Statement and the historical financial statements of Blue Bird and Hennessy Capital included in the Definitive Proxy Statement. The following unaudited pro forma combined per share information has been revised to give effect to the revised terms of the Business Combination resulting from the Amendment and the Founder Share Cancellation Agreement and should be considered in place of the information included in the Definitive Proxy Statement under the heading “Comparative Per Share Information.” The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this Proxy Supplement.

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of Blue Bird and Hennessy Capital would have been had the Business Combination been completed or to project Blue Bird’s and Hennessy Capital’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the value of Blue Bird and Hennessy Capital would have been had the Business Combination been completed nor the book value per share for any future date or period.

	Blue Bird (Historical)	Hennessy Capital (Historical) (Unaudited)	Pro Forma Assuming No Redemption (Unaudited)	Pro Forma Assuming Redemption of 4,000,000 Shares (Unaudited)
As of and for the fiscal year ended September 27, 2014
Shares outstanding	100	4,019,654	21,687,500	21,687,500
Basic and diluted earnings (loss) from continuing operations per share	$27,152	$(1.13)	$0.13	$0.13
Cash dividends declared per share(1)	$2,268,216	$0.00	$0.00	$0.00

(1)	For information on the special dividend in connection with Blue Bird’s June 2014 dividend recapitalization, see Note 9 to Blue Bird’s audited consolidated financial statements presented in the Definitive Proxy Statement.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the Business Combination, on January 20, 2015, we filed the Definitive Proxy Statement with the SEC. Investors and security holders are advised to read the Definitive Proxy Statement as well as any other relevant documents filed with the SEC when they become available because they contain important information about the Business Combination and the parties to the Purchase Agreement.

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Hennessy Capital’s SEC filings, including the Definitive Proxy Statement and this Proxy Supplement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. We mailed copies of the Definitive Proxy Statement and this Proxy Supplement to stockholders who are entitled to attend and vote at the special meeting.

If you would like additional copies of the Definitive Proxy Statement or this Proxy Supplement or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Daniel J. Hennessy

Chairman and Chief Executive Officer

Hennessy Capital Acquisition Corp.

700 Louisiana Street, Suite 900

Houston, Texas 77002

Tel: (713) 300-8242

Email: dhennessy@hennessycapllc.com

You may also obtain these documents by requesting them in writing or by telephone from Hennessy Capital’s proxy solicitation agent at the following address and telephone number:

Morrow & Co., LLC

470 West Avenue

Stamford CT 06902

Tel: (800) 662-5200 (toll-free) or

(203) 658-9400 (banks and brokers can call collect)

Email: hennessy.info@morrowco.com

If you are a stockholder of Hennessy Capital and would like to request documents, please do so by February 17, 2015, in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this Proxy Supplement relating to Hennessy Capital has been supplied by Hennessy Capital, and all such information relating to Blue Bird has been supplied by Blue Bird. Information provided by either Hennessy Capital or Blue Bird does not constitute any representation, estimate or projection of any other party.

This document is a Proxy Supplement to the Definitive Proxy Statement of Hennessy Capital for the special meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, the Company or Blue Bird that is different from, or in addition to, that contained in this Proxy Supplement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this Proxy Supplement speaks only as of the date of this Proxy Supplement, unless the information specifically indicates that another date applies.

ANNEX A

AMENDMENT NO. 1

to

PURCHASE AGREEMENT

by and between

THE TRAXIS GROUP B.V.,

HENNESSY CAPITAL ACQUISITION CORP.

and

HENNESSY CAPITAL PARTNERS I LLC

(solely for purposes of Section 10.01(a) thereof)

AMENDMENT NO. 1

TO

PURCHASE AGREEMENT

This AMENDMENT NO. 1, dated as of February 10, 2015 (this “Amendment”), to the PURCHASE AGREEMENT, dated as of September 21, 2014 (the “Original Agreement”), is made by and among THE TRAXIS GROUP, B.V., a limited liability company existing under the laws of the Netherlands (“Seller”), HENNESSY CAPITAL ACQUISITION CORP., a Delaware corporation (“Purchaser”), and, solely for purposes of Section 10.01(a) thereof, HENNESSY CAPITAL PARTNERS I LLC (“Sponsor”). Capitalized terms used herein shall have the meanings given such terms in the Original Agreement, as amended by this Amendment.

W I T N E S S E T H:

WHEREAS, the parties hereto entered into the Original Agreement;

WHEREAS, contemporaneously herewith, the Purchaser has delivered to the Seller a letter agreement, among the Seller, the Purchaser and the Sponsor that provides, among other things, that (i) the Sponsor agrees to forfeit to the Purchaser 1,900,000 shares of Purchaser Common Stock (the “Founder Forfeited Shares”) and (ii) the Purchaser agrees to retire and cancel each of the Founder Forfeited Shares, which upon such forfeiture, will no longer be issued and outstanding; and

WHEREAS, the parties hereto desire to amend certain terms of the Original Agreement;

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereby agree as follows:

1. Amendment of Fifth Recital. The fifth recital of the Original Agreement is hereby amended by deleting such fifth recital and replacing it in its entirety with the following:

“WHEREAS, the Sponsor has delivered to the Seller an Amended and Restated Subscription Agreement (the “Preferred Subscription Agreement”, and together with the Backstop Agreement, the “Investor Agreements”), dated as of September 23, 2014, pursuant to which, among other things, the subscribers named therein have agreed to subscribe for, and purchase from the Purchaser, Preferred Shares (as defined in the Preferred Subscription Agreement) on the terms and subject to the conditions set forth therein; and”

2. Amendment of Section 2.02. Section 2.02 to the Original Agreement is hereby amended by deleting the reference therein to “$255,000,000” and replacing it with “$220,000,000”.

3. Replacement of Exhibit E. Exhibit E to the Original Agreement is hereby deleted in its entirety and replaced with Exhibit E hereto.

4. Agreement Affirmed. Except as expressly modified and superseded by this Amendment, all terms and provisions of the Original Agreement shall remain unchanged and in full force and effect without modification, and nothing herein shall operate as a waiver of any party’s rights, powers or privileges under the Original Agreement.

5. Miscellaneous. Sections 10.02 through 10.13, 10.16 and 10.17 of the Original Agreement shall apply to this Amendment, mutatis mutandis.

[Remainder of page intentionally left blank.]

2

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be executed by their respective officers or employees thereunto duly authorized as of the date first above written.

THE PURCHASER:

HENNESSY CAPITAL ACQUISITION CORP.

By:	/s/ Daniel J. Hennessy
Name: Daniel J. Hennessy
Title: Chief Executive Officer

THE SPONSOR:

HENNESSY CAPITAL PARTNERS I LLC

By:	/s/ Daniel J. Hennessy
Name: Daniel J. Hennessy
Title: Managing Member

Signature Page to Amendment No. 1 to the Purchase Agreement

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be executed by their respective officers or employees thereunto duly authorized as of the date first above written.

THE SELLER:

THE TRAXIS GROUP B.V.

By:	/s/ Dev Kapadia
Name: Dev Kapadia
Title: Managing Director

Signature Page to Amendment No. 1 to the Purchase Agreement

Exhibit E

Form of Indemnification Agreement for Seller Board Appointees

INDEMNITY AGREEMENT

This Indemnity Agreement (“Agreement”) is made as of                     , 2015 by and between Blue Bird Corporation, a Delaware corporation (the “Company”), and                     (“Indemnitee”).

RECITALS

WHEREAS, highly competent persons have become more reluctant to serve publicly-held corporations as directors, officers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. The Second Amended and Restated Certificate of Incorporation (the “Charter”) of the Company and the Bylaws (the “Bylaws”) of the Company require the Company to indemnify and advance expenses to its officers and directors of the Company to the fullest permitted by applicable law. Indemnitee may also be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (“DGCL”). The Charter, Bylaws and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the board of directors, officers and other persons with respect to indemnification.

WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons.

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company and its stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future.

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law, in part to provide Indemnitee with specific contractual assurance that the protection promised by the Charter will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of the Charter or any change in the composition of the Company’s Board of Directors or any acquisition transaction relating to the Company) and so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified.

WHEREAS, this Agreement is a supplement to and in furtherance of the Charter and Bylaws and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

1. Services to the Company. Indemnitee will serve as a director and/or officer of the Company and any Enterprise for so long as Indemnitee is duly elected or appointed and until Indemnitee’s successor is duly elected or appointed or until Indemnitee tenders his resignation or is terminated. Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law), in which event (but in all cases subject to the last sentence of this Section 1 and Section 18 hereof) the Company shall have no obligation under this Agreement to continue Indemnitee in such position. This Agreement shall not be deemed an employment contract between the Company (or any Enterprise) and Indemnitee. Indemnitee specifically acknowledges that Indemnitee’s employment with the Company (or any Enterprise), if any, is at will, and the Indemnitee may be discharged at any time for any reason, with or without cause, except as may be otherwise provided in any written employment contract between Indemnitee and the Company (or any Enterprise), other applicable formal severance policies duly adopted by the Board, or, with respect to service as a director or officer of the Company, by the Charter, the Bylaws and the DGCL. The foregoing notwithstanding, this Agreement shall continue in force after Indemnitee has ceased to serve as an officer or director of the Company, as provided in Section 18 hereof.

2. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” shall mean a Person who directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified, where the term “control” (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

(b) “Associate”, when used to indicate a relationship with any Person, shall mean (i) any corporation or other entity or organization (other than the Company or a Subsidiary) of which such Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of ten percent (10%) or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity (other than an Employee Plan Trustee), (iii) any relative or spouse of such Person, or any relative of such spouse, or (iv) any officer or director (or member of a similar governing body) of any corporation or other entity that is an Affiliate of such Person.

(c) “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act (as defined below); or, if such Rule 13d-3 shall be rescinded and there shall be no successor rule or statutory provision thereto, pursuant to such Rule 13d-3 as in effect on the date hereof; provided, however, that a Person shall, in any event, also be deemed to be the Beneficial Owner of any voting securities: (A) of which such Person or any of its Affiliates or Associates is, directly or indirectly, the Beneficial Owner, or (B) of which such Person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the Beneficial Owner of any voting securities solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such Person nor any such Affiliate or Associate is otherwise deemed the Beneficial Owner), or (C) of which any other Person is, directly or indirectly, the Beneficial Owner if such first mentioned Person or any of its Affiliates or Associates acts with such other Person as a partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Company; and provided further, however, that (i) no director or officer of the Company, nor any Associate or Affiliate of any such director or officer, shall, solely by reason of any or all of such directors and officers acting in their capacities as such, be deemed for any purposes hereof, to be the Beneficial Owner of any voting securities of which any other such director or officer (or any Associate or Affiliate thereof) is the Beneficial Owner and (ii) no trustee of an employee stock ownership or similar plan of the Company or any Subsidiary (“Employee Plan Trustee”) or any Associate or Affiliate of any such Trustee, shall, solely by reason of being an Employee Plan Trustee or Associate or Affiliate of an Employee Plan Trustee, be deemed for any purposes hereof to be the Beneficial Owner of any voting securities held by or under any such plan.

(d) A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

i. Acquisition of Stock by Third Party. Any Person (as defined below), other than The Traxis Group B.V., is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities unless the change in relative Beneficial Ownership of the Company’s securities by any Person results solely from a reduction in the aggregate number of outstanding shares of securities entitled to vote generally in the election of directors;

ii. Change in Board. During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 2(d)(i), 2(d)(iii) or 2(d)(iv)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board;

iii. Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

iv. Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; and

v. Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement.

(e) “Corporate Status” describes the status of a person who is or was a director, officer, trustee, partner, managing member, fiduciary, employee or agent of the Company or of any other Enterprise which such person is or was serving at the request of the Company.

(f) “Disinterested Director” shall mean a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(g) “Enterprise” shall mean any Subsidiary of the Company and any other corporation, limited liability company, partnership, limited partnership, limited liability partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, officer, employee, trustee, partner, managing member, fiduciary, employee or agent.

(h) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(i) “Expenses” shall include all reasonable attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts and other professionals, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, ERISA excise taxes and penalties, and all other disbursements or expenses of all types customarily incurred in connection with, or as a result of, prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses also shall include (i) Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation, the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent, (ii) expenses incurred in connection with recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether the Indemnitee is ultimately determined to be entitled to such indemnification, advancement or Expenses or insurance recovery, as the case may be, and (iii) for purposes of

Section 14(d) only, Expenses incurred by or on behalf of Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement, by litigation or otherwise.

(j) “Independent Counsel” shall mean a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(k) “Person” shall have the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that for purposes of Section 2(d), Person shall exclude (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(l) “Proceeding” shall include any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative, regulatory, legislative or investigative nature, including any appeal from therefrom, in which Indemnitee was, is or will be involved as a party, potential party, non-party witness or otherwise by reason of Indemnitee’s Corporate Status, by reason of any action taken by him or of any inaction on his part while acting in his Corporate Status, in each case whether or not serving in such capacity at the time any liability or Expense is incurred for which indemnification, reimbursement, or advancement of Expenses can be provided under this Agreement, including one pending on or before the date of this Agreement. If the Indemnitee believes in good faith that a given situation may lead to or culminate in the institution of a Proceeding, this shall be considered a Proceeding under this paragraph.

(m) “Subsidiary” shall mean, in respect of any Person, any corporation, association, limited liability company, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership or membership or limited liability company interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more

Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified, any reference to a Subsidiary herein shall mean a Subsidiary of the Company.

(n) References to “fines” shall include any excise tax assessed with respect to any employee benefit plan; references to “serving at the request of the Company” shall include any service as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of the Company or which imposes duties on, or involves services by, such director, officer, trustee, partner, managing member, fiduciary, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as such terms are referred to in this Agreement and used in the DGCL.

3. Indemnity in Third-Party Proceedings. The Company shall indemnify and hold harmless Indemnitee in accordance with the provisions of this Section 3 if Indemnitee was, is made, or is threatened to be made, a party to or a participant in (as a witness or otherwise) any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, Indemnitee shall be indemnified to the fullest extent permitted by law against all Expenses, judgments, liabilities, fines, penalties and amounts paid in settlement (including, without limitation, all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing) (collectively, “Losses”) actually and reasonably incurred by Indemnitee or on his or her behalf in connection with such Proceeding or any action, discovery event, claim, issue or matter therein or related thereto, if Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding, in addition, had no reasonable cause to believe that his or her conduct was unlawful. The parties hereto intend that this Agreement shall provide to the fullest extent permitted by law for indemnification in excess of that expressly permitted by statute, including, without limitation, any indemnification provided by the Charter, the Bylaws, vote of its stockholders or disinterested directors or applicable law.

4. Indemnity in Proceedings by or in the Right of the Company. The Company shall indemnify and hold harmless Indemnitee in accordance with the provisions of this Section 4 if Indemnitee was, is, or is threatened to be made, a party to or a participant (as a witness or otherwise) in any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, Indemnitee shall be indemnified to the fullest extent permitted by law against all Expenses actually and reasonably incurred by him or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. If applicable law so provides, no indemnification for Expenses shall be made under this Section 4 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court to be liable to the Company, unless and only to the extent that any court in which the Proceeding was brought or the Delaware Court (as defined below) shall determine upon application that, despite the adjudication of liability, Indemnitee is entitled to indemnification.

5. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provisions of this Agreement, to the fullest extent permitted by law and to the extent that Indemnitee is a party to (or a participant in) and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, in whole or in part, the Company shall indemnify and hold harmless Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify and hold harmless Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter to the fullest extent permitted by law. For purposes of this Section 5 and without limitation, the termination of any claim, issue or matter in such a Proceeding by withdrawal or dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

6. Indemnification For Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the fullest extent permitted by law, to the extent that Indemnitee is, by reason of his or her Corporate Status, a witness or otherwise asked to participate in any Proceeding to which Indemnitee is not a party, he shall be indemnified and held harmless against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

7. Additional Indemnification.

(a) Notwithstanding any limitation in Sections 3, 4 or 5 hereof, but in addition to such Sections, the Company shall indemnify Indemnitee to the fullest extent permitted by law if Indemnitee is made, or is threatened to be made, a party to or a participant in any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Losses actually and reasonably incurred by or on behalf of Indemnitee in connection with the Proceeding. The only limitation that shall exist upon the Company’s obligations pursuant to this Agreement shall be that the Company shall not be obligated to make any payment to Indemnitee that is finally determined (under the procedures, and subject to the presumptions, set forth in this Agreement) to be unlawful.

(b) For purposes of Sections 3, 4, 5, 6 and 7(a) hereof, the meaning of the phrase “to the fullest extent permitted by law” shall include, but not be limited to:

i. to the fullest extent authorized or permitted by the provisions of the DGCL as in effect as of the date of this Agreement that authorize or contemplate indemnification by agreement; and

ii. to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors.

(c) If (i) Indemnitee is or was affiliated with one or more companies or funds that has invested in the Company (an “Appointing Stockholder”) and (ii) such Appointing

Stockholder is, or is threatened to be made, a party to or a participant in any Proceeding based on the Indemnitee’s Corporate Status, the Appointing Stockholder will be entitled to indemnification hereunder for Losses and Expenses to the same extent as Indemnitee, and the terms of this Agreement as they relate to procedures for indemnification of Indemnitee and advancement of Expenses shall apply to any such indemnification of Appointing Stockholder. The Company and Indemnitee agree that any Appointing Stockholders are express third party beneficiaries of the terms of this Section 7(c).

8. Contribution in the Event of Joint Liability.

(a) Whether or not any of the indemnification and hold harmless rights provided in Sections 3, 4, 5 and 7 hereof are available in respect of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), to the fullest extent permitted by law, the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such Proceeding without requiring Indemnitee to contribute to such payment, and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee. The Company shall not enter into any settlement of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

(b) Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), to the fullest extent permitted by law, the Company shall contribute to the amount of Expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such Proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such expenses, judgments, fines or amounts paid in settlement, as well as any other equitable considerations. The relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary, and the degree to which their conduct is active or passive.

(c) The Company hereby agrees to fully indemnify and hold harmless Indemnitee from any claims for contribution which may be brought by officers, directors or employees of the Company other than Indemnitee who may be jointly liable with Indemnitee.

9. Exclusions. Notwithstanding any other provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnification payment in connection with any claim made against Indemnitee:

(a) for which payment actually has been received by or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount actually received under any insurance policy or other indemnity provision; provided, that the foregoing shall not affect the rights of Indemnitee or the Fund Indemnitors set forth in Section 15(d) below;

(b) for (i) an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law, or (ii) any reimbursement of the Company by the Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by the Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act); or

(c) except as otherwise provided in Sections 14(d)-(e) hereof, in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation, (ii) such payment arises in connection with any mandatory counterclaim or cross-claim or affirmative defense brought or raised by Indemnitee in any Proceeding (or any part of any Proceeding), or (iii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law; or

(d) to the extent such payment would violate Section 402 of the Sarbanes-Oxley Act.

10. Advances of Expenses; Defense of Claim.

(a) Notwithstanding any provision of this Agreement to the contrary, the Company shall advance the Expenses incurred by or on behalf of Indemnitee to the fullest extent permitted by law in connection with any Proceeding (or any part of any Proceeding) not initiated by such Indemnitee (other than as set forth in Sections 14(d) and (e)) within ten (10) business days after the receipt by the Company of a statement or statements (including, at the request of the Company, reasonable detail underlying the expenses for which payment is requested) requesting such advances from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured, interest free and shall be made without regard to Indemnitee’s ability to repay the Expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement. In accordance with Sections 14(d) and (e), advances shall include any and all reasonable Expenses incurred pursuing a Proceeding to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Company to support the advances claimed. The Indemnitee shall qualify for advances solely upon the execution and delivery to the Company of this Agreement, which shall constitute an undertaking providing that the Indemnitee undertakes to repay the amounts advanced (without interest) to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company. This Section 10(a) shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 9 hereof.

(b) The Company will be entitled to participate in the Proceeding at its own cost and expense.

(c) In the event the Company shall be obligated under this Section 10 hereof to pay the Expenses of any Proceeding against Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such Proceeding, with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently paid or incurred by Indemnitee with respect to the same Proceeding, provided that (a) Indemnitee shall have the right to employ his counsel in any such Proceeding at Indemnitee’s expense; and (b) if (1) the employment of counsel by Indemnitee has been authorized by the Company, (2) (i) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company (or any other person or persons included in a joint defense) and Indemnitee in the conduct of any such defense or (ii) representation by such counsel retained by the Company would be precluded under the applicable standards of professional conduct, or (3) the Company shall not, in fact, have employed counsel to assume the defense of such Proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company. The Company shall also not be entitled to assume or to continue to control the defense, and Indemnitee shall be entitled to assume the defense, of any Proceeding (i) that is brought by or on behalf of the Company, (ii) as to which Indemnitee shall have reasonably made the conclusion provided for in (2) above, (iii) that is brought by a governmental or regulatory agency or (iv) which involves or is reasonably anticipated to involve criminal claims against Indemnitee or claims other than for monetary damages.

11. Procedure for Notification and Application for Indemnification.

(a) Indemnitee agrees to notify promptly the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder. The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise unless the Company is materially prejudiced by such failure.

(b) Indemnitee shall thereafter deliver to the Company a written application to indemnify and hold harmless Indemnitee in accordance with this Agreement. Such application(s) may be delivered from time to time and at such time(s) as reasonably appropriate.

Following such a written application for indemnification by Indemnitee, the Indemnitee’s entitlement to indemnification shall be determined according to Section 12(a) hereof.

12. Procedure Upon Application for Indemnification.

(a) Upon written request by Indemnitee for indemnification pursuant to Section 11(b) hereof, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in the specific case: (i) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee; or (ii) if a Change in Control shall not have occurred, (A) by a majority vote of the Disinterested Directors, even though less than a quorum of the Board, (B) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum of the Board, (C) if there are no such Disinterested Directors or, if such Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee, (D) if so directed by the Board, by the stockholders of the Company, or (E) by a final adjudication by a court of competent jurisdiction. If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) business days after such determination. Indemnitee shall reasonably cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any Independent Counsel, member of the Board or stockholder of the Company shall act reasonably and in good faith in making a determination regarding the Indemnitee’s entitlement to indemnification under this Agreement. Any costs or Expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom. The Company promptly will advise Indemnitee in writing with respect to any determination that Indemnitee is or is not entitled to indemnification, including a description of any reason or basis for which indemnification has been denied.

(b) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 12(a) hereof, the Independent Counsel shall be selected as provided in this Section 12(b). If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Board. If a Change in Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. If the Independent Counsel is selected by the Board, the Company shall give written notice to Indemnitee advising him of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within ten (10) business days after such written notice of selection shall have been received, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however , that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2 hereof, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the Person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court of competent jurisdiction has determined that such objection is without merit. If, within twenty (20) business days after submission by Indemnitee of a written request for indemnification pursuant to Section 11(b) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition the Delaware Court (as defined below) for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a Person selected by the Delaware Court, and the Person with respect to whom all objections are so resolved or the Person so appointed shall act as Independent Counsel under Section 12(a) hereof. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 14(a) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

(c) The Company agrees to pay the reasonable fees and expenses of Independent Counsel and to fully indemnify and hold harmless such Independent Counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(d) If the Company disputes a portion of the amounts for which indemnification is requested, the undisputed portion shall be paid and only the disputed portion withheld pending resolution of any such dispute.

13. Presumptions and Effect of Certain Proceedings.

(a) In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall, to the fullest extent not prohibited by law, presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 11(a) of this Agreement, and the Company shall, to the fullest extent not prohibited by law, have the burden of proof and the burden of persuasion by clear and convincing evidence to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption. Neither the failure of the Company (including by its directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(b) If the person, persons or entity empowered or selected under Section 12 of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within thirty (30) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be made in accordance with Section 14; provided, however, that such thirty (30) day period may be extended for a reasonable time if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time (not to exceed 30 days) for the obtaining or evaluating of documentation and/or information relating thereto or for compliance with applicable advance notice provisions or delivery of meeting materials in connection with any stockholder or board meeting; and provided, further, that the foregoing provisions of this Section 13(b) shall not apply (i) if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 12(a) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination the Board has resolved to submit such determination to the stockholders for their consideration at a meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat, or (ii) if the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 12(a) of this Agreement.

(c) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

(d) For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Company or any Enterprise, including financial statements, or on information supplied to Indemnitee by the directors or officers of the Company or any Enterprise in the course of their duties, or on the advice of legal counsel for the Company or any Enterprise or on information or records given or reports made to the Company or any Enterprise by an independent certified public accountant or by an appraiser or other expert selected with the reasonable care by the Company or any Enterprise. The provisions of this Section 13(d) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement. Whether or not the foregoing provisions of this Section 13(d) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(e) The knowledge and/or actions, or failure to act, of any director, officer, trustee, partner, managing members, fiduciary agent or employee of the Company or any Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

(f) The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction,

disruption and uncertainty. In the event that any action, claim or proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

14. Remedies of Indemnitee.

(a) Subject to Section 14(f), in the event that (i) a determination is made pursuant to Section 12 hereof that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 10 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 12(a) of this Agreement within thirty (30) days after receipt by the Company of the request for indemnification (as such time period may extended in accordance with Section 13(b)), (iv) payment of indemnification is not made pursuant to Section 5, 6 or the last sentence of Section 12(a) hereof within ten (10) business days after receipt by the Company of a written request therefor, (v) payment of indemnification pursuant to Section 3, Section 4 or Section 7 hereof is not made within ten (10) business days after a determination has been made that Indemnitee is entitled to indemnification, or (vi) in the event that the Company or any other Person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or legal proceeding designed to deny, or to recover from, Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, Indemnitee shall be entitled to an adjudication by the Delaware Court (as defined below) to such indemnification or advancement of Expenses. Alternatively, Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Except as set forth herein, the provisions of Delaware law (without regard to its conflict of laws rules) shall apply to any such arbitration. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

(b) If a determination shall have been made pursuant to Section 12(a) hereof that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 14 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. In any such judicial procedure or arbitration commenced pursuant to this Section 14, the Company shall have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be. If Indemnitee commences a judicial proceeding or arbitration pursuant to this Section 14, Indemnitee shall not be required to reimburse the Company for any advances pursuant to Section 10 hereof until a final determination is made with respect to Indemnitee’s entitlement to indemnification (as to which all rights of appeal have been exhausted or lapsed).

(c) If a determination shall have been made pursuant to Section 12(a) hereof that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 14, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d) The Company shall, to the fullest extent not prohibited by law, be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 14 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement. It is the intent of the Company that, to the fullest extent permitted by law, the Indemnitee not be required to incur legal fees or other Expenses associated with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Indemnitee hereunder.

(e) The Company shall indemnify and hold harmless Indemnitee to the fullest extent permitted by law against all Expenses and, if requested by Indemnitee, shall (within ten (10) business days after the Company’s receipt of such written request) advance such Expenses to Indemnitee, which are incurred by or on behalf of Indemnitee in connection with any judicial proceeding or arbitration brought by Indemnitee (i) for indemnification or advancement of Expenses by the Company or to enforce his rights under, or to recover damages for breach of, this Agreement or any other indemnification, advancement or contribution agreement or provision of the Company’s Charter or Bylaws now or hereafter in effect; or (ii) for recovery or advances under any insurance policy maintained by any Person for the benefit of Indemnitee. If Indemnitee is not wholly successful on the underlying claims, then such indemnification shall be only to the extent Indemnitee is successful on such underlying claims or otherwise as permitted by law, whichever is greater.

(f) Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement of Indemnitee to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

15. Non-exclusivity; Survival of Rights; Subrogation.

(a) The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall be in addition to any other rights to which Indemnitee may at any time be entitled under applicable law, the Charter, Bylaws, any agreement, a vote of stockholders of the Company or a resolution of the Board, or otherwise and shall be interpreted independently of, and without reference to, any other such rights to which Indemnitee may at any time be entitled. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Charter, Bylaws or this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b) The Company or its Subsidiaries shall be primarily liable for all indemnification, reimbursements, advancements or similar payments (the “Indemnity Obligations”) afforded to Indemnitee acting on behalf or at the request of the Company or any of its Subsidiaries, whether the Indemnity Obligations are created by law, organizational or constituent documents, contract (including this Agreement) or otherwise. Notwithstanding the fact that such Indemnitee’s employer, other than the Company (such persons, together with its and their heirs, successors and assigns, the “Employer Parties”), may have concurrent liability to Indemnitee with respect to the Indemnity Obligations, the Company hereby agrees that in no event shall the Company or any of its Subsidiaries have any right or claim against any of the Employer Parties for contribution or have rights of subrogation against any Employer Parties through Indemnitee for any payment made by the Company or any of its Subsidiaries with respect to any Indemnity Obligation. In addition, the Company hereby agrees that in the event that any Employer Parties pay or advance to Indemnitee any amount with respect to an Indemnity Obligation, the Company will, or will cause its Subsidiaries to, as applicable, promptly reimburse such Employer Parties for such payment or advance upon request.

(c) To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, agents or fiduciaries of the Company or any Enterprise, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee, agent or fiduciary under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of such claim or of the commencement of a Proceeding, as the case may be, to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

(d) The Company hereby acknowledges that Indemnitee may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Appointing Stockholder or certain of its affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Charter or Bylaws (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company. The Company and Indemnitee agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 15(d).

(e) Except as provided in paragraph (d) above, in the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee (other than against the Fund Indemnitors), who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(f) Except as provided in paragraph (d) above, the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable (or for which advancement is provided) hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(g) Except as provided in paragraph (d) above, the Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such Enterprise.

16. Settlement.

(a) Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without the Company’s prior written consent.

(b) The Company or Indemnitee shall not, without the prior written consent of the other, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (1) includes an admission of fault of the other, any non-monetary remedy affecting or obligation of the other, or monetary loss for which Indemnitee is not wholly indemnified hereunder or (2) with respect to any Proceeding with respect to which Indemnitee may be or is made a party, witness or participant or may be or is otherwise entitled to seek indemnification hereunder, does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee. Neither the Company nor Indemnitee shall unreasonably withhold, delay or condition its consent to any proposed settlement or compromise under this Section 16 .

17. Insurance. The Company shall obtain and maintain a policy or policies of director’s and officer’s liability insurance customary for similarly situated companies in a sufficient amount as determined by the Board, with reputable insurance companies providing the Indemnitee, other officers of the Company and members of the Board with coverage for losses from wrongful acts, and to ensure the Company’s performance of its indemnification obligations under this Agreement. In all policies of director and officer liability insurance,

Indemnitee shall be named as an insured in such a manner as to provide Indemnitee at least the same rights and benefits as are accorded to the most favorably insured of the Company’s officers and directors. The Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies. Except as set forth in Section 15(d), notwithstanding anything to the contrary in this Agreement, the Company shall not indemnify or hold harmless the Indemnitee to the extent the Indemnitee is actually reimbursed from the proceeds of insurance, and in the event the Company makes any indemnification payments to the Indemnitee and the Indemnitee is subsequently reimbursed from the proceeds of insurance, the Indemnitee shall promptly refund such indemnification payments to the Company to the extent of such insurance reimbursement.

18. Duration of Agreement. This Agreement shall continue until and terminate upon the later of: (a) six (6) years after the date that Indemnitee shall have ceased to serve as a director or officer of the Company or as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other Enterprise which Indemnitee served at the request of the Company; or (b) one (1) year after the final termination of any Proceeding (including any rights of appeal thereto) then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 14 hereof relating thereto (including any rights of appeal of any Section 14 Proceeding).

19. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby. Further, the invalidity or unenforceability of any provision hereof as to either Indemitee or any Appointing Stockholder or Fund Indemnitor shall in no way affect the validity or enforceability of any provision hereof as to the others.

20. Enforcement and Binding Effect.

(a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director or officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director or officer of the Company.

(b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement is a supplement to and in furtherance of the Charter, the Bylaws, any directors and officers insurance maintained by the Company and applicable law, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder. The Company shall not seek from a court, or agree to, a “bar order” which would have the effect of prohibiting or limiting the Indemnitee’s rights to receive advancement of expenses under this Agreement.

(c) The indemnification and advancement of expenses provided by, or granted pursuant to this Agreement shall be binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent of the Company or of any other Enterprise at the Company’s request, and shall inure to the benefit of Indemnitee and his or her spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.

(d) The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(e) The Company and Indemnitee agree herein that a monetary remedy for breach of this Agreement, at some later date, may be inadequate, impracticable and difficult of proof, and further agree that such breach may cause Indemnitee irreparable harm. Accordingly, the parties hereto agree that Indemnitee may enforce this Agreement by seeking injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which he may be entitled. The Company and Indemnitee further agree that Indemnitee shall be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertakings in connection therewith. The Company acknowledges that in the absence of a waiver, a bond or undertaking may be required of Indemnitee by any court of competent jurisdiction, and the Company hereby waives any such requirement of such a bond or undertaking.

21. Modification and Waiver. No supplement, modification, termination, cancellation or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

22. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, or (c) mailed by reputable overnight courier and receipted for by the party to whom said notice or other communication shall have been directed:

(a) If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee shall provide in writing to the Company.

(b) If to the Company to:

Blue Bird Corporation

402 Blue Bird Blvd.

Fort Valley, Georgia 31030

or to any other address as may have been furnished to Indemnitee in writing by the Company.

23. Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee in whole or in part for any reason whatsoever, the Company, to the extent permitted by applicable law, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by or on behalf of Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is appropriate to reflect the relative benefits accruing to the Company and Indemnitee with respect to the events giving rise to such indemnifiable event in order to reflect (i) the relative benefits received by the Company, and its directors, officers, employees and agents (other than Indemnitee), and Indemnitee as a result of the event(s) and/or transaction(s) giving rise to such indemnifiable event; and (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

24. Applicable Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. Except with respect to any arbitration commenced by Indemnitee pursuant to Section 14(a) hereof, the Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court “), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) appoint, to the extent such party is not otherwise subject to service of process in the State of Delaware, irrevocably The Corporation Trust Company as its agent in the State of Delaware as such party’s agent for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, (iv) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

25. Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile, pdf or other electronic document delivery), each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

26. Miscellaneous. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and similar correlative terms) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular subdivision of this Agreement.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

BLUE BIRD CORPORATION	INDEMNITEE

By:	By:

Name:	Name:
Title:	Address:

[Signature Page to Indemnity Agreement]

ANNEX B

February 10, 2015

The Traxis Group B.V.

c/o Cerberus Capital Management L.P.

875 Third Avenue

New York, NY 10022

Re: Founder Forfeited Shares

Gentlemen:

Reference is made to that certain Purchase Agreement (the “Purchase Agreement”), dated as of September 21, 2014, as amended by that certain Amendment No. 1 to Purchase Agreement, executed and delivered contemporaneously herewith (the “Amendment”), by and among Hennessy Capital Acquisition Corp., a Delaware corporation (the “Purchaser”), Hennessy Capital Partners I LLC, a Delaware limited liability company (the “Sponsor”) (solely for purposes of Section 10.01(a) thereof), and The Traxis Group B.V., a limited liability company existing under the laws of the Netherlands (the “Seller”). Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the Purchase Agreement.

In order to induce the Seller and the Purchaser to enter into the Amendment and to proceed with the Business Combination and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and the Purchaser hereby agree, pursuant to this letter agreement (this “Letter Agreement”), for the benefit of the Seller, as follows:

1.	The Sponsor shall forfeit to the Purchaser at Closing 1,900,000 shares of Purchaser Common Stock, which shall be comprised of 718,750 founder earnout shares (as defined in the Proxy) and 1,181,250 other shares of Purchaser Common Stock that are not founder earnout shares (such shares, the “Founder Forfeited Shares”, and such forfeiture, the “Forfeiture”);

2.	Immediately upon the occurrence of the Forfeiture, the Purchaser shall immediately retire and cancel all of the Founder Forfeited Shares (and shall direct the Purchaser’s transfer agent (or such other intermediaries as appropriate) to take any and all such actions incident thereto) and the Sponsor and the Purchaser shall (i) take such actions as are necessary to cause the Founder Forfeited Shares to be retired and canceled, upon which such Founder Forfeited Shares shall no longer be issued or outstanding and (ii) provide the Seller with evidence reasonably satisfactory to the Seller that such retirement and cancellation has occurred;

3.	Prior to Closing, the Sponsor shall not, directly or indirectly, transfer or otherwise dispose of the Founder Forfeited Shares other than pursuant to the Forfeiture.

4.	The Sponsor hereby represents and warrants to the Seller, as of the date hereof and as of the Closing, (i) that the Sponsor owns, and holds of record, all of the Founder Forfeited Shares, free and clear of all Liens and other obligations in respect of such Founder Forfeited Shares (other than the obligation to forfeit any Founder Forfeited Shares that constitute founder earnout shares as set forth in Section 7(a) of that certain Letter Agreement, dated as of January 16, 2014, among Purchaser, Sponsor and the Insiders party thereto, as amended on the date hereof) and (ii) the Sponsor has sufficient assets to satisfy any and all obligations of the Sponsor, including (without limitation) its obligations under this Letter Agreement and its obligation to pay Excess Purchaser Expenses pursuant to Section 10.01 of the Purchase Agreement.

5.	This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

6.	No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of each of the other parties hereto. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and the Purchaser and their respective successors and assigns.

7.

This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such action is vested in the federal courts, then the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum. The Seller, in addition to any other remedy to which it may be entitled at Law or in equity, shall be entitled to seek an injunction or similar equitable relief restraining any other party from committing or continuing any breach or threatened breach of this Letter Agreement or to seek to compel specific performance of the obligations of any other party under this Letter Agreement, without the posting of any bond, in accordance with the terms and conditions of this this Letter Agreement.

8.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

[signature page follows]

Sincerely, HENNESSY CAPITAL PARTNERS I LLC By: Hennessy Capital LLC, its managing member
By:	/s/ Daniel J. Hennessy
Name: Daniel J. Hennessy Title: Managing Member

HENNESSY CAPITAL ACQUISITION CORP.
By:	/s/ Daniel J. Hennessy
Name: Daniel J. Hennessy
Title: Chief Executive Officer

Signature Page to Forfeiture Letter Agreement

Acknowledged and Agreed: THE TRAXIS GROUP B.V.

By:	/s/ Dev Kapadia
Name: Dev Kapadia Title: Managing Director

PROXY CARD

FOR THE SPECIAL MEETING IN LIEU OF 2015 ANNUAL MEETING OF STOCKHOLDERS OF

HENNESSY CAPITAL ACQUISITION CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Daniel J. Hennessy and Kevin M. Charlton (together, the “Proxies”), and each of them independently, with full power of substitution as proxies to vote the shares that the undersigned is entitled to vote (the “Shares”) at the special meeting in lieu of the 2015 annual meeting of stockholders of Hennessy Capital Acquisition Corp. (the “Company”) to be held on Friday, February 20, 2015 at 9:00 a.m., Eastern time at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, and at any adjournments and/or postponements thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the accompanying proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5, 6, 7, 8, 9, 10 and 11. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

HENNESSY CAPITAL ACQUISITION CORP.—THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4, 5, 6, 7, 8, 9, 10 and 11.				Please mark votes as indicated in this example ☒

(1) The Business Combination Proposal—To consider and vote upon a proposal (i) to approve and adopt the Purchase Agreement, dated as of September 21, 2014, as it may be amended (the “Purchase Agreement”), by and between the Company and The Traxis Group B.V. (“Seller”), which is majority owned by funds affiliated with Cerberus Capital Management, L.P., and the transactions contemplated thereby (the “Business Combination”);	FOR ☐	AGAINST ☐	ABSTAIN ☐	☐ Intention to Exercise Redemption Rights If you intend to exercise your redemption rights, please check this box. Checking this box, however, is not sufficient to exercise your redemption rights. You must comply with the procedures set forth in the definitive proxy statement under the heading “Special Meeting in Lieu of 2015 Annual Meeting of Hennessy Capital Stockholders—Redemption Rights.”

The Charter Proposals:

(2) Proposal 2—To consider and act upon a proposed amendment to the Company’s existing charter to increase the Company’s authorized common stock and preferred stock;	FOR ☐	AGAINST ☐	ABSTAIN ☐	☐ Shareholder Certification I hereby certify that I am not acting in concert, or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), with any other stockholder with respect to the shares of common stock of the Company owned by me in connection with the proposed business combination between the Company and School Bus Holdings Inc.

(3) Proposal 3—To consider and act upon a proposed amendment to the Company’s existing charter to provide for the classification of our board of directors into three classes of directors with staggered three-year terms of office and to make certain related changes;	FOR ☐	AGAINST ☐	ABSTAIN ☐

(4) Proposal 4—To consider and act upon a proposed amendment to the Company’s existing charter to permit the removal of directors with or without cause by stockholders voting a majority of the votes cast if, at any time and for so long as, Seller beneficially owns, in the aggregate, capital stock representing at least 40% of the outstanding shares of our common stock;	FOR ☐	AGAINST ☐	ABSTAIN ☐

(5) Proposal 5—To consider and act upon a proposed amendment to the Company’s existing charter to require an affirmative vote of at least two-thirds (2/3) of the Company’s entire board of directors and by the holders of at least 66.67% of the voting power of our outstanding voting stock in order to adopt an amendment to the proposed charter if, at any time and for so long as, Seller beneficially owns, in the aggregate, capital stock representing at least 50% of the outstanding shares of our common stock;	FOR ☐	AGAINST ☐	ABSTAIN ☐

(6) Proposal 6—To consider and act upon a proposed amendment to the Company’s existing charter to require an affirmative vote of at least two-thirds (2/3) of the Company’s entire board of directors or by the holders of at least 66.67% of the voting power of the Company’s outstanding voting stock to amend the Company’s bylaws if, at any time and for so long as, Seller beneficially owns, in the aggregate, capital stock representing at least 50% of the outstanding shares of our common stock;	FOR ☐	AGAINST ☐	ABSTAIN ☐

(7) Proposal 7—To consider and act upon a proposed amendment to the Company’s existing charter to designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions and provide for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp.” to “Blue Bird Corporation” and making the Company’s corporate existence perpetual, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company;	FOR ☐	AGAINST ☐	ABSTAIN ☐

(8) The Director Election Proposal—To elect three directors to the Company’s board of directors to serve as Class I directors on our board of directors until the 2018 annual meeting of stockholders and until their respective successors are duly elected and qualified	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominees on the line below.

Gurminder S. Bedi Dennis Donovan Alan H. Schumacher	Nominees: 01 02 03

(9) The Nasdaq Proposal—To approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of the Company’s issued and outstanding common stock pursuant to the PIPE Investment and Backstop Commitment;	FOR ☐	AGAINST ☐	ABSTAIN ☐

(10) The Incentive Plan Proposal—To consider and vote upon a proposal to approve and adopt the Blue Bird Corporation 2015 Omnibus Equity Incentive Plan; and	FOR ☐	AGAINST ☐	ABSTAIN ☐

(11) The Adjournment Proposal—To consider and vote upon a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, Proposal 2, Proposal 3, Proposal 4, Proposal 5, Proposal 6 or the Director Election Proposal.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Date: , 2015

Signature

Signature (if held jointly)

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

A vote to abstain will have the same effect as a vote AGAINST proposals 2, 3, 4, 5, 6 and 7. The shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of proposals 1, 2, 3, 4, 5, 6, 7, 8, 9, 10 and 11. If any other matters properly come before the meeting, the Proxies will vote on such matters in their discretion.

< PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. <